                                                                    Exhibit 10.2



                          AGREEMENT AND PLAN OF MERGER

                                 by and between

                               BANK OF THE SIERRA

                                      and

                               TAFT NATIONAL BANK

                         Dated as of December 15, 2000

                               Table of Contents

                                                                                         Page No.
ARTICLE I.
        Definitions...........................................................................   1
        -----------
        1.1       Definitions.................................................................   1
        1.2       Rules of Construction.......................................................   7

ARTICLE II.
        The Consolidation.....................................................................   8
        -----------------
        2.1       The Consolidation...........................................................   8
        2.2       Corporate Documents, Directors and Officers.................................   8
        2.3       Treatment of TNB Common Stock...............................................   9
        2.4       Exchange Procedures.........................................................   9
        2.5       Closing of TNB Transfer Books...............................................  10
        2.6       Treatment of Outstanding Consolidation Sub Common Stock.....................  10
        2.7       Bank Merger.................................................................  10
        2.8       Alternative Structure.......................................................  11

ARTICLE III.
        Representations and Warranties........................................................  11
        ------------------------------
        3.1       By TNB......................................................................  11
        3.2       By Sierra...................................................................  21

ARTICLE IV.
        Additional Agreements.................................................................  23
        ---------------------
        4.1       Discussions with Third Parties..............................................  23
        4.2       Proxy Statement; Shareholder Approval.......................................  24
        4.3       Access......................................................................  25
        4.4       Prosecution of Regulatory Filings; Cooperation..............................  25
        4.5       Advice of Changes...........................................................  26
        4.6       Current Information.........................................................  26
        4.7       Interim and Annual Financial Statements; Monthly Board Packages.............  27
        4.8       Conduct of Business.........................................................  27
        4.9       Certain Operating Covenants of TNB..........................................  27
        4.10      Operating Covenant of Sierra................................................  30
        4.11      Covenants Regarding Employees, Directors and Officers.......................  30
        4.12      Reserves....................................................................  32
        4.13      Retention Payments..........................................................  33

ARTICLE V.
        Conditions to Closing.................................................................  33
        ---------------------
        5.1       Conditions to Obligations of Both Parties...................................  33
        5.2       Conditions to the Obligations of Sierra.....................................  34

        5.3       Conditions to the Obligations of TNB.......................................   36

ARTICLE VI.
        Termination: Termination Fee.........................................................   37
        ----------------------------
        6.1       By Mutual Agreement........................................................   37
        6.2       Regulatory Impediment......................................................   37
        6.3       By Sierra..................................................................   37
        6.4       By TNB.....................................................................   38
        6.5       Termination Fee............................................................   39
        6.6       Effect of Termination; Remedies............................................   39

ARTICLE VII.
        Miscellaneous........................................................................   39
        -------------
        7.1       Closing....................................................................   40
        7.2       Expenses...................................................................   40
        7.3       Publicity..................................................................   40
        7.4       Notices....................................................................   40
        7.5       Entire Agreement...........................................................   41
        7.6       Non-Survival of Representations, Warranties and Agreements.................   41
        7.7       Benefits; Binding Effect; Assignment and Designation.......................   41
        7.8       Waiver.....................................................................   42
        7.9       No Third Party Beneficiary.................................................   42
        7.10      Severability...............................................................   42
        7.11      Counterparts...............................................................   42
        7.12      Applicable Law; Consent to Jurisdiction....................................   42
        7.13      Waiver of Jury Trial.......................................................   42

EXHIBIT 2.1 Form of Agreement of Consolidation.........................................Exhibit 2.1

EXHIBIT 3.1.5 Form of TNB Voting Agreement...........................................Exhibit 3.1.5

EXHIBIT 4.11.1(b) Form of Director Agreement....................................... Exhibit 4.11.1(b)

EXHIBIT 4.11.1(d) Severance Payments................................................Exhibit 4.11.1(d)

EXHIBIT 4.11.1(e) Form of Consulting Agreement......................................Exhibit 4.11.1(e)

EXHIBIT 4.13 Form of Retention Agreement..............................................Exhibit 4.13

EXHIBIT 5.2.9 Form of Legal Opinion - TNB Counsel....................................Exhibit 5.2.9

EXHIBIT 5.2.11 Form of Amendment to Lease...........................................Exhibit 5.2.11

EXHIBIT 5.3.4 Form of Legal Opinion - Sierra Counsel.................................Exhibit 5.3.7

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER, dated as of December 15, 2000, is by and between Bank of the Sierra, a California banking corporation ("Sierra"), and Taft National Bank, a national banking association ("TNB").

                                   RECITALS:

     WHEREAS, the respective Boards of Directors of Sierra and TNB have deemed it advisable and in the best interests of their respective companies and shareholders to consummate the transactions contemplated herein, pursuant to which, subject to the terms and conditions set forth herein and for the consideration set forth herein, (1) a new wholly owned California state chartered bank subsidiary of Sierra will be formed ("Consolidation Sub") and consolidated with and into TNB (as more fully defined herein, the "Consolidation"), in consideration of which all of the then outstanding shares of TNB Common Stock shall be converted into the right to receive cash as provided herein; and (2) immediately following the Consolidation, TNB will be merged with and into Sierra (the "Bank Merger"); and

     WHEREAS, Sierra and TNB desire to make certain representations, warranties, covenants and agreements in connection with the Consolidation, as contained herein;

     NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and other agreements set forth herein, and intending to be legally bound hereby, Sierra and TNB hereby agree as follows:

                                   ARTICLE I.
                                  Definitions
                                  -----------

      1.1 Definitions. Capitalized terms contained in this Agreement and not defined in the preamble or the recitals above shall have the meanings set forth in this Section 1.1:

     "1999 Financial Statements" means a Party's audited balance sheet, income statement, cash flow statement and statement of shareholders' equity, with footnotes, prepared in accordance with GAAP, as of December 31, 1999 and for the year then ended, as audited by the applicable Party's independent auditors.

     "Accounting Letter" shall have the meaning set forth in Section 5.2.10.

     "Affiliate" shall mean, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition,"control" (including with its correlative meanings, "controlled by" and "under common control with") means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

     "Agreement" means this Agreement and Plan of Merger, including the Disclosure Schedule and all Exhibits hereto, as the same may be hereafter amended.

     "Agreement of Consolidation" means an agreement of consolidation in substantially the form of Exhibit 2.1, executed by TNB and Consolidation Sub,
                          -----------
under which the Consolidation shall be effected.

     "Associate" shall have the meaning ascribed thereto in Rule 14a-1 under the Exchange Act.
     "Balance Sheet Date" means September 30, 2000.

     "Bank Merger" means the merger of TNB with and into Sierra, to be completed immediately following the Consolidation.

     "Bank Regulators" means any and all Federal or state Governmental Entities charged with the supervision or regulation of banks or bank holding companies, or engaged in the insurance of bank deposits.

     "Benefit Plan" means any employee benefit plan (including any "employee benefit plan" as defined in Section 3(3) of ERISA) maintained or contributed to by the applicable entity.

     "Borrower Group Obligations" means, as the context requires, all loans from TNB and other obligations to TNB of, (a) the applicable borrower, (b) all guarantors of such borrower, and (c) all affiliates and associates of such borrower and guarantors.

     "Business Day" means each Monday, Tuesday, Wednesday, Thursday or Friday that banks in the State of California are not required by Law to be closed.

     "Classified Asset" means (a) any loan or lease asset that is classified on the books and records of the applicable entity as "Substandard," "Doubtful" or "Loss", and (b) any property classified on the books and records of the applicable entity as OREO.

     "Closing" means the closing of the Consolidation, to be held on the Closing Date at a location fixed pursuant to Section 7.1.

     "Closing Date" shall mean the date as of which the Closing of the Consolidation occurs, as the same may be fixed pursuant to Section 7.1.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Comptroller" means the Comptroller of the Currency.

     "Consideration" shall have the meaning given that term in Section 2.3.1.

     "Consolidated Bank" shall mean TNB, as the national banking association surviving the Consolidation.

     "Consolidation" means the consolidation of Consolidation Sub with and into TNB, as more particularly described in Section 2.1.

     "Consolidation Sub" means a wholly owned California state chartered bank subsidiary of Sierra created for the purpose of completing the Consolidation.

     "Consolidation Sub Common Stock" means the outstanding shares of Consolidation Sub, all of which shall be owned by Sierra.

     "Criticized Asset" means any Classified Asset and any other loan or lease asset of the applicable Party classified on the books and records of the applicable Party as Other Loans Especially Mentioned, Special Mention, Classified, Criticized, Credit Risk Assets, Concerned Loans or by words of similar import.

     "DFI" means the California Department of Financial Institutions.

     "Director Agreement" shall have the meaning set forth in Section 4.11.1(b).

     "Disclosure Schedule" means the schedule delivered prior to the execution of this Agreement by TNB to Sierra or by Sierra to TNB, as supplemented hereafter from time to time in accordance with Section 4.5.

     "Dissenting TNB Shares" means all shares of TNB Common Stock whose holders have perfected dissenters' rights under Section 215(b) of the National Bank Act.

     "Employee Retention Agreement" shall have the meaning set forth in Section 4.13.

     "Effective Time" means the time as of which the Consolidation is deemed to have become effective, as agreed upon by the Parties.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Exchange Agent" means U.S. Stock Transfer Corporation, or another banking institution, corporate trust company or entity regularly engaged in a stock transfer business that Sierra shall appoint to act as exchange agent hereunder.

     "Excluded Shares" means shares of TNB Common Stock owned as of the Effective Time by Sierra other than shares owned in a fiduciary capacity or as a result of debts previously contracted.

     "Expenses" means all legal, accounting, consulting, investment banking and other fees and expenses incurred by the applicable Party in connection with the Consolidation or Bank Merger (including expenses incurred in connection with the preparation of this Agreement and all negotiations, due diligence and other activities conducted prior hereto, and including all broker's, finder's and similar fees and expenses), subject to a cap of $200,000 with respect to the Expenses of TNB as such term is used in the definition of "Per Share Equity Adjustment" below, and subject to a cap of $150,000 with respect to the Expenses of each of TNB and Sierra, as applicable, as such term is used in Article VI; provided, however, that there shall be added to the Expenses reimbursable
--------
pursuant to Article VI, all costs of enforcement of payment of any Termination Fee and Expenses.

     "FDIC" means the Federal Deposit Insurance Corporation.

     "Final Approval Date" means the later of (a) the date on which the final Governmental Approval is received, and (b) the date by which the TNB Shareholders shall have approved the Consolidation.

     "GAAP" means generally accepted accounting principles as in effect in the United States, consistently applied.

     "Governmental Approval" means the approval of, or effectiveness of a filing or registration with, a Governmental Entity necessary or desirable for the consummation of the Consolidation or Bank Merger (including the expiration of any waiting period imposed thereby), including the TNB Governmental Approvals and Sierra Governmental Approvals.

     "Governmental Entity" means any administrative agency, commission, court or other governmental authority or instrumentality, domestic or foreign, including any government sponsored corporation having regulatory authority under law.

     "Hazardous Material" means any pollutant, contaminant, waste or hazardous or toxic substance regulated by Law as such, and petroleum or petroleum products.

     "Holding Company" means Sierra Bancorp, a newly formed California corporation which will own all of the issued and outstanding shares of Sierra.

     "Holding Company Reorganization" means the one bank holding company reorganization to be effected by the Holding Company and Sierra pursuant to which Holding Company will acquire all of the issued and outstanding shares of Sierra in exchange for shares of the Holding Company.

     "Interim Financial Statements" means a Party's unaudited balance sheet, income statement and cash flow statement, prepared in accordance with GAAP, as at September 30, 2000 and for the nine months then ended.

     "Law" means any statute, law, ordinance, rule or regulation of any Governmental Entity that is applicable to the referenced Person.

     "Loans"  shall have the meaning set forth in Section 3.1.11(a).

     "Material Adverse Effect" means, with respect to any Person, a material adverse effect on the business, properties, assets, liabilities, results of operations or financial condition of such Person (including such an effect caused indirectly through any of its subsidiaries), or on the ability of such Person to consummate the Consolidation on the terms hereof; provided, however,
                                                            --------  -------
that a Material Adverse Effect does not include a change with respect to, or effect on, such Person resulting from a change in Law, GAAP, RAP, or a change with respect to, or effect on, such Person resulting from any other matter having a comparable effect on financial institutions generally.

     "Monthly Board Package" shall have the meaning given that term in Section 4.7.

     "OLEM Asset" means any loan or lease asset of the applicable entity classified on the books and records of the applicable entity as "Other Loans Especially Mentioned, "Special Mention," "Criticized," "Credit Risk Assets", "Concerned Loans" or by words of similar import.

     "Parties" means, collectively, Sierra and TNB.

     "Per Share Equity Adjustment" means (a) the amount, if any, by which TNB's total shareholder's equity as determined for purposes of the Accounting Letter is less than $4,700,000, without giving effect to the Expenses of TNB, divided by (b) the number of shares of TNB Common Stock outstanding immediately prior to the Effective Time.

     "Person" means any natural person, corporation, limited liability company, general or limited partnership, limited liability partnership, joint venture, joint stock company, trust, unincorporated organization, association, sole proprietorship, governmental body, or agency or political subdivision of any government.

     "Principal Shareholder" means a holder of five percent (5%) or more of the outstanding common stock of TNB.

     "Proxy Statement" means the Proxy Statement by which TNB will solicit proxies from the TNB Shareholders to vote such TNB Shareholders' shares in favor of the Consolidation and this Agreement at a meeting of TNB Shareholders held for such purpose, including any amendments or supplements thereto.

     "Qualifying Strategic Transaction Proposal" shall have the meaning given that term in Section 4.1.2.

     "RAP" means Regulatory Accounting Principles, as interpreted by the applicable entity's principal federal bank regulator.

     "Recommendation of Approval" shall mean the unanimous, unqualified recommendation of the Board of Directors of TNB to the TNB Shareholders that they approve the Consolidation and this Agreement.

     "Records" means all books, records and original documents in TNB's possession which pertain to and are utilized by TNB or any of its subsidiaries to administer, reflect, monitor, evidence or record information respecting its business and operations, including but not limited to all books, records and documents relating to (a) corporate, regulatory, supervisory and litigation matters, (b) tax planning and payment of taxes, (c) personnel and employment matters, and (d) the business or conduct of the business of TNB or any of its subsidiaries.

     "Regulatory Agreement" means any regulatory agreement, memorandum of understanding or similar agreement with, any cease and desist or similar order or directive entered or issued by, commitment letter or similar undertaking to, any extraordinary supervisory letter from, any Bank Regulator.

     "Representatives" means each of the applicable Person's directors, officers, employees, agents, representatives and advisors.

     "Retention Payments" shall have the meaning set forth in Section 4.13.

     "Returns" shall have the meaning set forth in Section 3.1.16(a).

     "Securities Act" means the Securities Act of 1933, as amended.

     "Sierra" means Bank of the Sierra, a California banking corporation.

     "Sierra Governmental Approvals" means the approvals listed on Disclosure
                                                                   ----------
Schedule Section 3.2.4.
----------------------

     "Strategic Acquisition Agreement" means a binding agreement entered into by Sierra or the Holding Company and a third party relating to the acquisition or purchase of all or a significant portion of the assets of, or an equity interest in, Sierra or Holding Company by a third party or in a third party by Sierra or Holding Company, or any merger or other business combination with a third party including Sierra or Holding Company, which acquisition or business combination would have the effect of precluding Sierra from consummating the transaction contemplated by this Agreement.

     "Strategic Transaction" means any acquisition or purchase of all or a significant (i.e., more than 20%) portion of the assets of, or a more than 10% equity interest in, TNB, or any merger or other business combination involving TNB or any recapitalization involving TNB resulting in an extraordinary dividend or distribution to TNB Shareholders or a self-tender for or the redemption of some or all of the TNB Common Stock.

     "Strategic Transaction Proposal" means any proposal regarding a Strategic Transaction.

     "Surviving Bank"  shall mean Sierra, as the bank surviving the Bank Merger.

     "TNB" means Taft National Bank, a national banking association, including, unless the context clearly indicates otherwise, all direct and indirect subsidiaries of TNB as of the applicable time.

     "TNB Common Stock" means the common stock of TNB, $4.00 par value per share.

     "TNB Employee Plan" shall have the meaning set forth in Section 3.1.18(a).

     "TNB Governmental Approvals" means the approvals listed on Disclosure
                                                                ----------
Schedule Section 3.1.7.
----------------------

     "TNB Shareholder" means a holder of TNB Common Stock as of the relevant time.

     "TNB Voting Agreement" shall mean an agreement in substantially the form of

Exhibit 3.1.5.
-------------

     "Tax" means, except where the context otherwise requires, all Federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, ad valorem, transfer, license, occupancy, stamp and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts.

     "Termination Fee" shall have the meaning set forth in Article VI.

     "Violation" means a conflict with, violation of, default under, creation of a right of termination under, cancellation of, acceleration of any obligation under, loss of a material benefit under, or creation of any lien, pledge, security interest, charge or other encumbrance on assets under, the referenced Law, organic document, agreement or other instrument, in each case with or without notice or lapse of time, or both.

      1.2 Rules of Construction. The following rules of construction shall apply to the interpretation of this Agreement:

          1.2.1 Any reference to any event, change or effect being "material" with respect to any Person means an event, change or effect which is material in relation to the condition (financial or otherwise), properties, assets, liabilities, businesses or operations of such entity and its subsidiaries taken as a whole.

          1.2.2 Disclosure of any matter in the Disclosure Schedule hereto shall not be deemed to imply that such matter is or is not material, and shall not constitute an admission or raise any inference that such matter constitutes a violation of law or an admission of liability or facts supporting liability.

          1.2.3 Whenever used in this Agreement, the word "including" shall be non-exclusive and shall mean "including without limitation."

          1.2.4 All references to Sections, Articles and sections of the Disclosure Schedule shall, unless another agreement is expressly referenced, mean the applicable sections or articles of, or section of the Disclosure Schedule to, this Agreement.

          1.2.5 The section titles and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of any provisions of this Agreement.

          1.2.6 The terms "herein", "hereunder", and terms of similar import refer to this Agreement as a whole and not to the specific Section or Article in which they are used.

          1.2.7 The phrase "to the knowledge" of a Party (and phrases of similar import) shall mean to the actual knowledge, after reasonable inquiry, of the executive officers of Sierra and TNB, as applicable.

          1.2.8 This Agreement is the joint product of Sierra and TNB, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of such Parties, and shall not be construed for or against any Party.

                                  ARTICLE II.
                               The Consolidation
                               -----------------

      2.1 The Consolidation. TNB and Consolidation Sub shall be the constituent corporations to the Consolidation. Subject to the terms and conditions of this Agreement, at the Effective Time, the Consolidation shall be effected by means of a consolidation (the "Consolidation") of Consolidation Sub with and into TNB in accordance with Section 215 of Title 12 of the United States Code, undertaken pursuant to an Agreement of Consolidation substantially in the form attached hereto as Exhibit 2.1. In accordance with such statute, at the
                   -----------
Effective Time, Consolidation Sub shall be consolidated with TNB and shall cease to exist. TNB shall be the Consolidated Bank and shall continue its corporate existence under the laws of the United States.

      2.2 Corporate Documents, Directors and Officers. From and after the Effective Time and thereafter until amended as provided by law, the Articles of Association of the Consolidated Bank shall be the Articles of Association of TNB as in effect immediately prior to the Effective Time and the Bylaws of the Consolidated Bank shall be the Bylaws of TNB as in effect immediately prior to the Effective Time. At the Effective Time, the directors of Sierra listed in the Agreement of Consolidation shall be the directors of the Consolidated Bank, and the officers of the Consolidated Bank shall be the officers of Sierra appointed to offices of the Consolidated Bank by the Board of Directors of the Consolidated Bank. Each such director or officer shall serve until his or her successor has been duly elected or appointed and qualified or until his or her earlier death, resignation or removal in accordance with the terms of the Consolidated Bank's Articles of Association and Bylaws.

      2.3   Treatment of TNB Common Stock.

            2.3.1    Conversion of TNB Common Stock.  At the Effective Time,
                     ------------------------------
each share of TNB Common Stock issued and outstanding immediately prior to the Effective Time, excluding Dissenting TNB Shares and Excluded Shares, shall, by virtue of the Consolidation and without any action on the part of the holder thereof, be converted into the right to receive cash in the amount of $28.00 per share without interest minus the Per Share Equity Adjustment, if any, (the "Consideration"). All shares of TNB Common Stock converted into the right to receive the Consideration pursuant to the preceding sentence shall, as of the Effective Time, no longer be outstanding and shall automatically be canceled and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent only the right to receive the Consideration into which the shares of TNB Common Stock represented by such certificate have been converted. As of the Effective Time, all Excluded Shares shall cease to exist and the certificates for such shares shall, as promptly as practicable thereafter, be canceled and no payments shall be made in consideration therefor.

            2.3.2  Dissenting TNB Shares.  Notwithstanding anything in this
                   ---------------------
Agreement to the contrary, Dissenting TNB Shares shall not be converted into the right to receive, or be exchangeable for, the Consideration provided for in
Section 2.3.1 hereof, but, instead, the holders thereof shall be entitled to payment, by Sierra on behalf of TNB, of the value of such Dissenting TNB Shares as agreed upon or determined in accordance with the provisions of Section 215(b) of the National Bank Act.

            2.3.3  Delivery of Cash to Exchange Agent.  Subject to the terms and
                   ----------------------------------
conditions hereof, immediately prior to the Closing Sierra shall issue and deliver to the Exchange Agent cash in the amount of the Consideration which former TNB Shareholders are entitled to receive pursuant to Section 2.3.1.

      2.4 Exchange Procedures.

            2.4.1  TNB Common Stock Exchange Procedures. As soon as practicable
                   ------------------------------------
after the Effective Time, each holder of a certificate or certificates theretofore representing shares of issued and outstanding TNB Common Stock (other than the Dissenting TNB Shares and Excluded Shares) shall, upon the surrender of such certificates to the Exchange Agent, be entitled to receive in exchange therefor the Consideration, without interest and subject to any required withholding of Taxes. The holder of a certificate that prior to the Consolidation represented issued and outstanding shares of TNB Common Stock shall have no rights, after the Effective Time, with respect to such shares except to surrender the certificate in exchange for the Consideration without interest thereon or, if applicable, to perfect such rights as a holder of Dissenting TNB Shares as such holder may have pursuant to applicable law. As soon as practicable after the Effective Time Sierra will send, or will cause the Exchange Agent to send, to each holder of TNB Common Stock at the Effective Time a letter of transmittal for use in such exchange.

            2.4.2  Certain Taxes. If any Consideration is to be paid to a Person
                   -------------
other than the Person in whose name the certificate surrendered in exchange therefor is registered, it shall be a condition of such payment thereof that the certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, including, but not limited to, that the signature of the transferor shall be properly guaranteed by a commercial bank, trust company, member firm of the NASD or other eligible guarantor institution, and that the person requesting such payment shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the payment of the Consideration, or shall establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

            2.4.3    Lost, Stolen or Destroyed Certificates.  In the event any
                     ---------------------------------------
certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if required by Sierra, the posting by such Person of a bond in such amount as Sierra may direct as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate cash in respect thereof pursuant to Section 2.4.1.

            2.4.4  Unclaimed Consideration.  Any portion of the Consideration
                   -----------------------
delivered to the Exchange Agent that remains unclaimed by the TNB Shareholders pursuant to the provisions of Section 2.4.1 six months after the Closing Date shall be returned to Sierra, upon demand, and any former TNB Shareholder who has not exchanged his, her or its shares of TNB Common Stock for the Consideration in accordance with Section 2.4.1 prior to that time shall thereafter look solely to Sierra for receipt of the Consideration. Notwithstanding the foregoing, Sierra shall not be liable to any TNB Shareholder for any amount paid or any property delivered to a public official pursuant to applicable abandoned property laws.

      2.5 Closing of TNB Transfer Books. At the Effective Time, the transfer books for TNB Common Stock shall be closed, and no transfer of shares of TNB Common Stock shall thereafter be made on such books. If, after the Effective Time, certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for the Consideration as provided in this Article II.

      2.6 Treatment of Outstanding Consolidation Sub Common Stock. At the Effective Time, each share of Consolidation Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into five hundred shares of TNB Common Stock.

      2.7 Bank Merger. Immediately following the Effective Time, pursuant to an Agreement of Merger to be executed by TNB and Sierra, TNB will be merged into Sierra in accordance with the procedures specified in Section 4887 of the California Financial Code. Sierra will be the Surviving Bank in the Bank Merger.

     2.8 Alternative Structure. Notwithstanding anything to the contrary in this Agreement, Sierra may specify that Holding Company, Sierra, TNB, Consolidation Sub or an affiliate or subsidiary of the Parties shall enter into transactions other than those described in this Article II in order to effect the acquisition of TNB by Sierra, and the Parties shall take or cause to be taken all actions necessary or appropriate to effect such transactions; provided, however, that no such transaction may (a) alter the form or change the
--------
amount of the Consideration; (b) diminish the benefits to be received or impose additional obligations upon the directors, officers or employees of TNB; or (c) materially delay the receipt of any necessary Governmental Approval.

                                  ARTICLE III
                        Representations and Warranties
                        ------------------------------

      3.1 By TNB.   TNB represents and warrants as follows, except as
specifically disclosed in the Disclosure Schedule:

          3.1.1  Organization, Standing and Power.  TNB is a national banking
                 --------------------------------
association duly organized, validly existing and in good standing under the laws of the United States, and is authorized to conduct a general banking business by the Comptroller. TNB is a member of the Federal Reserve System and the deposit accounts of TNB are insured by the FDIC, and all premiums and assessments required in connection therewith have been paid by TNB as the same have become due. TNB has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which a failure to be so qualified could reasonably be expected to have a Material Adverse Effect on TNB. Copies of the Articles of Association and Bylaws of TNB, including all amendments thereto as of the date of this Agreement, have been delivered to Sierra and are complete and correct. The minute books of TNB accurately reflect in all material respects all corporate actions held or taken by TNB's Shareholders and TNB's Board of Directors, including all committees of such Board of Directors.


           3.1.2 Capital Structure.
                 -----------------

          (a) Capital Stock of TNB.  As of the date hereof, the authorized
              --------------------
capital stock of TNB consists of 337,500 shares of TNB Common Stock, $4.00 par value, of which 267,481 shares are issued and outstanding. No shares are held in treasury by TNB, and no shares are reserved for future issuance. All outstanding shares of TNB Common Stock have been duly authorized and validly issued and are fully paid and nonassessable, except as provided under the National Bank Act, and are not subject to preemptive rights. All of the issued and outstanding shares of TNB Common Stock have been offered, issued and sold by TNB in compliance with applicable federal and state securities laws and regulations and in compliance with any preemptive right held by any Person. There are no dividends which have accrued or been declared but are unpaid on the TNB Common Stock.

TNB has no contractual obligation to register any shares of TNB Common
Stock under the Securities Act or otherwise. TNB has delivered to Sierra a true and correct list of all holders of TNB Common Stock as of June 30, 2000

          (b) Other Securities.  There are no options, warrants, calls, rights,
              ----------------
commitments or agreements of any character, outstanding or in existence as of the date hereof to which TNB is a party or by which TNB is bound obligating it to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other securities of TNB or obligating TNB to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding contractual obligations of TNB to repurchase, redeem or otherwise acquire any shares of capital stock of TNB. There are no bonds, debentures, notes or other instruments evidencing indebtedness of TNB issued or outstanding that entitle the holders thereof to vote on any matters on which TNB Shareholders may vote.

          3.1.3  Interests in Other Entities.   TNB has no subsidiaries and does
                 ---------------------------
not otherwise hold more than 1% of the outstanding equity securities of any corporation or other entity, is not a member of any partnership, joint venture or similar entity, and is not a party to any partnership agreement or joint venture agreement, however named.

          3.1.4  Authority and Related Matters.  Subject only to the approval of
                 -----------------------------
the Consolidation and this Agreement by the holders of two-thirds of the outstanding shares of TNB Common Stock and the TNB and Sierra Governmental Approvals, TNB (a) has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby (including the Consolidation), and (b) has duly authorized the execution and delivery of this Agreement, and the consummation of such transactions (including the Consolidation) by all necessary corporate action on the part of TNB's Board of Directors. The Board of Directors has made a Recommendation of Approval of the Consolidation and this Agreement to the TNB Shareholders and has directed the officers of TNB to submit the Consolidation and this Agreement to the TNB Shareholders for approval at a meeting of such shareholders, and no other corporate proceedings on the part of TNB not heretofore taken are necessary to approve this Agreement or to consummate the Consolidation. This Agreement has been duly executed and delivered by TNB and, subject to such approval by the TNB Shareholders and assuming due authorization, execution and delivery by Sierra, constitutes the valid and binding obligation of TNB, enforceable in accordance with its terms subject only to laws regarding bankruptcy, insolvency, reorganization, moratorium or otherwise affecting creditors' rights generally, to the application of general principles of equity (whether considered in a proceeding in law or at equity), and to the provisions of 12 U.S.C. Section 1818(b)(6)(D) and the powers of the FDIC thereunder.

          3.1.5  TNB Voting Agreements.  Each Director and Principal Shareholder
                 ---------------------
of TNB has executed and delivered to Sierra a TNB Voting Agreement substantially in the form of Exhibit 3.1.5, whereby each such Person has irrevocably agreed to
               -------------
vote all shares of TNB Common Stock directly or beneficially owned by such Person (including shares held as community property) or over which such Person has voting control, in favor of any facet of the Consolidation that may require approval by the TNB Shareholders and against any competing transaction.

          3.1.6  Conflicts. Neither the execution and delivery of this
                 ---------
Agreement, nor consummation of the transactions contemplated hereby (including the Consolidation) nor compliance by TNB with any of the provisions hereof, (i) conflict with or result in a breach of any provisions of the Articles of Association or Bylaws of TNB (ii) except as set forth in Disclosure Schedule
                                                         -------------------
Section 3.1.6, violate, conflict with or result in a breach of any term,
-------------
condition or provision of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of TNB pursuant to, any note, bond, mortgage, indenture, deed of trust, lease, agreement or other instrument or obligation to which TNB is a party, or by which any of its properties or assets may be bound or affected, or (iii) subject to receipt of all required governmental and shareholder approvals, violate any law, rule or regulation or any judgment, decree, order, governmental permit or license applicable to TNB, excluding from the foregoing clauses (ii) and (iii) conflicts, breaches, defaults or violations which, either individually or in the aggregate, would not have a Material Adverse Effect on TNB.

          3.1.7  Consents.  Except as disclosed on Disclosure Schedule Section
                 --------                          ---------------------------
3.1.7 (collectively, the "TNB Governmental Approvals"), no consent, approval,
------
order or authorization of, or registration, declaration or filing with, any Governmental Entity or other Person is required in connection with TNB's execution and delivery of this Agreement or its consummation of the Consolidation or Bank Merger, as to which the failure to obtain the same could reasonably be expected to have a Material Adverse Effect on TNB or materially interfere with TNB's ability to consummate the Consolidation or Bank Merger.

          3.1.8  Financial Statements.  TNB has provided to Sierra the Interim
                 --------------------
Financial Statements, the TNB 1999 Financial Statements, audited by Williams, Brown & Armstrong, as well as audited financial statements for TNB for the years ended December 31, 1997 and December 31, 1998. The Interim Financial Statements, the TNB 1999 Financial Statements and the prior two years' audited financial statements comply, in all material respects, with applicable accounting requirements and have been prepared in accordance with GAAP subject, in the case of the Interim Financial Statements, to recurring audit adjustments normal in nature and amount, and fairly present the financial position of TNB as of the dates thereof and the results of its operations and cash flows for the periods then ended. The Records of TNB have been, and are being, maintained in all material respects in accordance with GAAP and reflect only actual transactions.

          3.1.9  Regulatory Filings and Agreements.  Except as set forth in
                 ---------------------------------
Disclosure Schedule Section 3.1.9, TNB has timely filed all reports,
---------------------------------
registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since December 31, 1996 with any Bank Regulator, and has paid all fees and assessments due and payable in connection therewith. Except as set forth on Disclosure Schedule Section 3.1.9,
                                             ----------------------------------
and except for normal examinations conducted by a Bank Regulator in the regular course of the business of TNB, (a) no Bank Regulator has initiated any proceeding or investigation or, to the best knowledge of TNB, has threatened to initiate any proceeding or investigation, into the business or operations of TNB since December 31, 1996; (b) TNB is not a party to or subject to, and since December 31, 1996 has not been a party to or subject to, any Regulatory Agreement with or from, and has not adopted any board resolutions at the request of, any Bank Regulator that restricts the conduct of TNB's business or in any manner relates to its business or financial condition, including without limitation its capital adequacy, credit policies, loan origination practices or management; (c) to the best knowledge of TNB, no Bank Regulator is contemplating issuing or requesting (or considering the appropriateness of issuing or requesting) any such Regulatory Agreement; (d) there is no material unresolved violation, criticism, or exception by any Bank Regulator with respect to any report or statement relating to any examination of TNB; (e) the most recent Regulatory Rating given to TNB respecting both CRA and other compliance matters is at least "satisfactory"; and (f) to the best knowledge of TNB, since the date of its last compliance examination it has not received any complaints regarding its compliance with CRA, Regulation B of the Federal Reserve Board or other similar Laws.

          3.1.10  Undisclosed Liabilities.  Except as and to the extent
                  -----------------------
reflected in the Interim Financial Statements, TNB does not have any liabilities, commitments or obligations of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due, and which would be required under GAAP to be shown in such balance sheet or referenced in the notes thereto, other than (a) obligations (including guarantees and letters of credit) not required by GAAP to be reflected, reserved against or disclosed in the Interim Financial Statements, all of which are set forth on Disclosure
                                                                   ----------
Schedule Section 3.1.10 and none of which, individually or in the aggregate,
-----------------------
could reasonably be expected to have a Material Adverse Effect on TNB and (b) those incurred in the ordinary course of business consistent with past practice since the date of the Interim Financial Statements.

           3.1.11 Loans, Classified and OLEM Assets, Reserves
                  -------------------------------------------

          (a) All currently outstanding loans of, or current extensions of credit or credit commitments by, TNB (the "Loans") were solicited, originated and currently exist in material compliance with all applicable requirements of Federal and state law and regulations promulgated thereunder and applicable loan policies of TNB, except (i) for such changes to the circumstances of the obligor thereunder or the collateral occurring subsequent to the origination thereof,
(ii) as set forth in Disclosure Schedule Section 3. l.11 or (iii) where the
                     -----------------------------------
failure to so comply would not result in a Material Adverse Effect on TNB. Except as set forth in Disclosure Schedule Section 3.1.11, to TNB's knowledge
                       ------------------------------------
the Loans are adequately documented and each note evidencing a Loan or loan or credit agreement or security instrument related to the Loans constitutes a valid, legal and binding obligation of the obligor thereunder, enforceable in accordance with the terms thereof, except that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors' rights generally and except that enforcement thereof may be subject to general principles of equity (regardless of whether enforcement is considered in a proceeding of law or in equity) and the availability of equitable remedies. Except as set forth in Disclosure
                                                                ----------
Schedule Section 3.1.11  no claims of defense as to the enforcement of any Loan
-----------------------
have been asserted against TNB for which there is a reasonable possibility of an adverse determination, and TNB is aware of no acts or omissions which would give rise to any claim or right of rescission, set-off, counterclaim or defense for which there is a reasonable possibility of an adverse determination to TNB, where such adverse determination could be expected to have a Material Adverse Effect on TNB.

          (b) As of the Balance Sheet Date, the only assets of TNB that were (a) Classified Assets or OLEM Assets on TNB's Records, or (b) over 90 days delinquent in payment of principal or interest whether or not the same are Classified Assets or OLEM Assets, are those listed on Part A of Disclosure
                                                                ----------
Schedule Section 3.1.11 hereto (which Disclosure Schedule Section identifies the
-----------------------
asset by loan number or other designation and sets forth the original principal amount, the current book balance, the amount of any reserve (or portion of the general reserve) allocated thereto, and the loan classification). The loan and other asset classification procedures utilized by TNB are in accordance with RAP and prudent banking practice, and are consistently applied. Part B of Disclosure
                                                                      ----------
Schedule Section 3.1.11 sets forth a complete list of all existing or pending
-----------------------
Loans or other agreements or understandings with directors, Principal Shareholders, officers, employees or Affiliates of TNB, or their related interests all of which comply, in all respects, with all provisions of applicable Law.

          (c) TNB currently maintains, and shall continue to maintain, an allowance for loan losses allocable to the Loans which is adequate to provide for all known and estimable losses, net of any recoveries relating to such extensions of credit previously charged off, on the Loans, such allowance for loan losses complying in all material respects with all applicable loan loss reserve requirements established in accordance with GAAP and by any Governmental Authority having jurisdiction with respect to TNB.

          3.1.12  Investment Securities.  Disclosure Schedule Section 3.1.12
                  ---------------------   ----------------------------------
describes all of the investment securities owned by TNB as of the date hereof, including identification of the type of security, CUSIP numbers, pool face values (where applicable), book values, market values and coupon rates. Except as identified on such schedule, TNB does not hold any forward contracts, futures, options on futures, swaps or other derivative instruments.

          3.1.13  Absence of Certain Changes or Events.  Since December 31,
                  ------------------------------------
1999, (a) TNB has conducted its business in the ordinary and usual course and
(b) no event has occurred or circumstances arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on TNB.

          3.1.14  Compliance with Applicable Laws.  Except as set forth in
                  -------------------------------
Disclosure Schedule Section 3.1.14, the business of TNB is, and at all times
----------------------------------
since December 31, 1996 has been, conducted in compliance with all Laws (including those relating to equal credit, fair lending, fair housing and community reinvestment), except where a failure to so comply individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect on TNB, and (b) TNB holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities that are material to the operation of the business of TNB, and is in compliance with the terms of the same except where the failure so to comply individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect on TNB.

          3.1.15  Litigation and Other Disputes. Except as disclosed on
                  -----------------------------
Disclosure Schedule Section 3.1.15, (a) there is no suit, action, or proceeding
----------------------------------
(including any cross- or counter-claim) pending or, to the knowledge of TNB, threatened, against or affecting TNB or any of its assets, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against TNB the obligations under which have not heretofore been fully performed; (b) TNB has not accrued nor set aside any reserves relating to any suit, action, or proceeding (including any cross- or counter-claim) pending or, to the knowledge of TNB, threatened, against or affecting TNB or any of its assets; (c) since December 31, 1996, TNB has not been a defendant, either directly or as defendant-in-counterclaim or cross-claim, in any litigation in which any "lender liability" cause of action was asserted against TNB; and (d) there are no claims pending by any director, officer, employee or agent of TNB for indemnification under any outstanding indemnification agreement, arrangement or understanding respecting indemnification or under applicable laws relating to indemnification.

           3.1.16 Taxes.
                  -----

          (a) Except as set forth in Disclosure Schedule Section 3.1.16, TNB and
                                     ----------------------------------
any affiliated, combined or unitary group of which TNB is or was a member has in all material respects (i) correctly prepared and timely filed all returns, declarations, estimates, reports, claims for refund, information returns and statements ("Returns") required to be filed with respect to all Taxes, (ii) timely and properly paid all Taxes that are due and payable, (iii) established on its Records reserves that are adequate for the payment of all Taxes accrued but not yet due and payable and (iv) complied with all Laws relating to the withholding and payment of all Taxes with respect to employees' wages.

          (b) There are no actual or proposed Tax deficiencies, assessments, or adjustments for Taxes with respect to TNB or any assets, property or operations of TNB. Except as set forth in Disclosure Schedule Section 3.1.16, (i) there are
                               ----------------------------------
no liens for Taxes upon the assets of TNB (other than liens for taxes not yet due and payable), (ii) TNB has not requested any extension of time within which to file any Return which has not since been filed, (iii) there are no waivers or consents given by TNB regarding the application of the statute of limitations with respect to any Taxes or Returns, (iv) no federal, state, local or foreign audits or other administrative proceedings or court proceedings are pending against TNB with regard to any Taxes or Returns; and (v) TNB has not filed or permitted any election under the Code, including any election, agreement or consent under Section 341(f) or Sections 338(e),(g) or (h).

          (c) TNB is not required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method nor does TNB have any knowledge that the Internal Revenue Service has proposed any such adjustment or change in accounting method. TNB, as a result of any "closing agreement" as defined in Section 7121 of the Code (or any corresponding provisions of any state, local or foreign tax law), is not required to include any item of income in or exclude any item of deduction from taxable income. TNB has never been a member of an affiliated group, as defined in Section 1504 of the Code.

          (d) TNB has not made any payments and is not obligated under any contract to make any payments that will be nondeductible, in whole or in part, under Section 280G or 162(m) of the Code.

           3.1.17  Certain Agreements.
                   ------------------

          (a) Except as disclosed on Disclosure Schedule Section 3.1.17, TNB is
                                     ----------------------------------
not a party to, is not bound or affected by, or receives or is obligated to pay, benefits under (i) any agreement, arrangement or commitment, including without limitation any agreement, indenture or other instrument, relating to the borrowing of money by TNB (other than in the case of deposits, federal funds purchased and securities sold under agreements to repurchase in the ordinary course of business) or the guarantee by TNB of any obligation; (ii) any agreement, arrangement or commitment relating to the employment of a consultant or the employment, election or retention in office of any present or former director, officer or employee of TNB, other than any agreement, arrangement or commitment terminable at will and without the payment of any penalty by TNB, or the termination of which otherwise would not have a Material Adverse Effect on TNB; (iii) any agreement, arrangement or understanding pursuant to which any payment (whether of severance pay or otherwise) became or may become due to any director, officer or employee of TNB upon execution of this Agreement or upon or following consummation of the transactions contemplated by this Agreement (either alone or in connection with the occurrence of any additional acts or events); (iv) any agreement, arrangement or understanding pursuant to which TNB is obligated to indemnify any director, officer, employee or agent of TNB; (v) any agreement, arrangement or understanding to which TNB is a party or by which either of the same is bound which limits the freedom of TNB to compete in any line of business or with any person or entity; (vi) any supervisory agreement, memorandum of understanding, consent order, cease and desist order or condition of any regulatory order or decree with or by an applicable federal or state regulatory agency; (vii) any lease of real or personal property requiring payments of annual rental in excess of $10,000, whether as lessor or lessee; or
(viii) any other agreement, arrangement or understanding which involves an annual payment of more than $10,000. A copy of each such agreement, arrangement or understanding has been delivered to Sierra or, if oral, is described in Disclosure Schedule Section 3.1.17.
----------------------------------

          (b) TNB is not in default or in non-compliance, which default or non-compliance could reasonably be expected to have a Material Adverse Effect on TNB, under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party or by which its assets, business or operations may be bound or affected, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that with the lapse of time or the giving of notice, or both, would constitute such a default or non-compliance.

           3.1.18 Employees and Employee Benefit Plans.
                  ------------------------------------

          (a) Disclosure Schedule Section 3.1.18 sets forth all Benefit Plans
              ----------------------------------
and any agreement, understanding, practice or commitment, formal or informal, sponsored, maintained or contributed to by TNB for the benefit of the current or former directors, officers, employees or independent contractors of TNB (collectively, with the Benefits Plans, the "TNB Employee Plans"). TNB has previously furnished or made available to Sierra accurate and complete copies of the TNB Employee Plans together with (i) the most recent actuarial and financial reports prepared with respect to any such plans that are qualified plans, (ii) the most recent annual reports filed with any

Governmental Entity with respect to each such plan and (iii) all rulings and determination letters and any open requests for rulings or letters that pertain to any such plan that is a qualified plan.

          (b) Except as set forth in Disclosure Schedule Section 3.1.18, none of
                                     ----------------------------------
TNB, any pension plan maintained by it and qualified under Section 401 of the Code or, to the best of TNB's knowledge, any fiduciary of such plan has incurred any liability to the Pension Benefit Guaranty Corporation, the Department of Labor or the Internal Revenue Service with respect to the coverage of any employees of TNB under any TNB Employee Plan that has not been satisfied in full and that could have a Material Adverse Effect on TNB. To the best of TNB's knowledge, no reportable event under Section 4043(b) of ERISA has occurred with respect to any TNB Employee Plan that is a pension plan.

          (c) TNB does not participate in nor has it incurred any liability under Section 4201 of ERISA for a complete or partial withdrawal from a multi-employer plan (as such term is defined in ERISA).

          (d) A favorable determination letter has been issued by the Internal Revenue Service with respect to each TNB Employee Plan that is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) (a "TNB Pension Plan") which is intended to qualify under Section 401 of the Code to the effect that (i) such plan is qualified under Section 401 of the Code and (ii) the trust associated with such employee pension plan is tax exempt under Section 501 of the Code. No such letter has been revoked or, to the best of TNB's knowledge, is threatened to be revoked and TNB does not know of any ground on which such revocation may be based. TNB has no material liability under any such plan that is not reflected on the balance sheet of TNB at September 30, 2000 included in the TNB Financial Statements, other than liabilities incurred in the ordinary course of business in connection therewith subsequent to the date thereof.

          (e) Except as set forth in Disclosure Schedule Section 3.1.18, no
                                     ----------------------------------
prohibited transaction (which shall mean any transaction prohibited by Section 406 of ERISA and not exempt under Section 408 of ERISA or Section 4975 of the
Code) has occurred with respect to any TNB Employee Plan which would result in the imposition, directly or indirectly, of a material excise tax on TNB under
Section 4975 of the Code or otherwise have a Material Adverse Effect on TNB.

          (f) Except as set forth in Disclosure Schedule Section 3.1.18, full
                                     ----------------------------------
payment has been made (or proper accruals have been established to the extent required by generally accepted accounting principles) of all contributions which are required for periods prior to the date hereof, and full payment will be so made (or proper accruals will be so established to the extent required by generally accepted accounting principles) of all contributions which are due and payable after the date hereof and prior to the Effective Time, under the terms of each TNB Employee Plan or ERISA; no accumulated funding deficiency (as defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived, exists with respect to any TNB Pension Plan, and there is no "unfunded current liability" (as defined in Section 412 of the Code) with respect to any TNB Pension Plan.

          (g) Except as set forth in Disclosure Schedule Section 3.1.18, the TNB
                                     ----------------------------------
Employee Plans have been operated in compliance in all material respects with the applicable provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder and all other applicable governmental laws and regulations.

          (h) Except as set forth in Disclosure Schedule Section 3.1.18, there
                                     ----------------------------------
are no pending or, to the best knowledge of TNB, threatened claims (other than routine claims for benefits) by, on behalf of or against any of the TNB Employee Plans or any trust related thereto or any fiduciary thereof.

          (i) No work stoppage involving TNB is pending or, to the best knowledge of TNB, threatened. TNB is not involved in, or to the best knowledge of TNB threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding involving the employees of TNB which could reasonably be expected to have a Material Adverse Effect on TNB. Employees of TNB are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees, and to the best of TNB's knowledge, there have been no efforts to unionize or organize any employees of TNB.

          3.1.19  Properties.    All real and personal property owned by TNB or
                  ----------
presently used by it in its business is in condition (ordinary wear and tear excepted) sufficient to carry on the business of TNB in the ordinary course of business consistent with its past practices. TNB has good and marketable title free and clear of all liens, encumbrances, charges, defaults or equities (other than equities of redemption under applicable foreclosure laws or of lessors respecting any leased property) to all of the material properties and assets, real and personal, reflected on the Interim Financial Statements or acquired after such date, other than properties sold by TNB in the ordinary course of business, except (i) liens for current taxes not yet due or payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of its banking business and (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent. All real and personal property which is material to TNB's business and leased or licensed by TNB is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms and such leases will not terminate or lapse prior to the Effective Time. Disclosure Schedule Section
                                                 ---------------------------
3.1.19 sets forth a brief description of each material real property owned or
------
leased by TNB and used in the conduct of its business, and TNB has provided Sierra with a current title report dated within 30 days of the date hereof for each such property owned by TNB.

          3.1.20  Environmental.  Except as set forth on Disclosure Schedule
                  -------------                          -------------------
Section 3.1.20, TNB and all real property (including OREO) in the possession of
----------------
TNB or over which TNB exercises control are, and at all times while in the possession or control of TNB each property at any time since January 1, 1997 owned, possessed or controlled by TNB has been, in compliance with all applicable Laws relating to pollution or protection of human health or the environment (including Laws relating to emissions, discharges, releases or threatened releases of Hazardous Material or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Material), except for any violations of Law that, either individually or in the aggregate, have not had and cannot reasonably be expected to have a Material Adverse Effect on TNB. Except as set forth on Disclosure Schedule Section 3.1.20 to the best knowledge of
                ----------------------------------
TNB there has not occurred any release of Hazardous Material on, under or affecting any real property during the period of TNB's ownership, possession or operation of such property (including its participation in the management of any business located on such property) or during any prior period except for releases that, individually or in the aggregate, have not had and cannot reasonably be expected to have a Material Adverse Effect on TNB. To the knowledge of TNB, neither TNB nor any property now or heretofore in its possession is or has ever been a defendant in or the subject of any suit, claim, action, proceeding, investigation or notice before any Governmental Entity or other forum relating to an alleged violation (including by any predecessor) of any environmental Law or any Law relating to the release or threatened release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by TNB.

          3.1.21  Intellectual Property. TNB owns, or possesses valid and
                  ---------------------
binding licenses and other rights to use without payment (other than payments for software licenses incurred in the ordinary course of business), all material trademarks, trade names, service marks, copyrights, trade secrets and patents used in its businesses, and TNB has not received any challenge of the same by any Person or any notice of alleged conflict between the same and the rights of any other Person. TNB has, in all material respects, performed all of its obligations under, is not materially in default under, and has not created any right of termination under, cancellation of, acceleration of any obligation under, or loss of a material benefit under, any contract, agreement, arrangement or commitment relating to any of the foregoing.

          3.1.22    Insurance.  TNB is insured, and during each of the past
                    ---------
three calendar years has been insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable laws and regulations. Disclosure Schedule Section 3.1.22 contains a list
                      ----------------------------------
identifying all insurance policies maintained by it as of the date hereof, and describing all claims made since January 1, 1998. All of the policies and bonds maintained by TNB are in full force and effect and all claims thereunder have been filed in a due and timely manner and no such claim has been denied.

          3.1.23  Fairness Opinion.  TNB has received an opinion from The
                  ----------------
Findley Group, addressed to TNB's Board of Directors, to the effect that as of the date hereof the Consideration is fair, from a financial point of view, to the holders of the TNB Common Stock.

          3.1.24  Brokers.  TNB has not employed any broker, finder or similar
                  -------
Person in connection with the Consolidation, and has not incurred and will not incur any broker's, finder's or similar fees, commissions or expenses in connection with the Consolidation except as set forth in Disclosure Schedule
                                                         -------------------
Section 3.1.24.
--------------

          3.1.25  Disclosure of All Material Matters.   None of the
                  ----------------------------------
representations and warranties of TNB or any of the written information or documents which are furnished by TNB to Sierra pursuant to this Agreement or in connection with the transactions contemplated hereby, when considered as a whole, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to be stated or necessary to make any such information or document, at the time and in light of the circumstances (including without limitation the nature and scope of the information described in the representation, warranty, information or document), not misleading. Copies of all documents previously provided to Sierra or made available to Sierra pursuant to this Article III are true, correct and complete copies thereof and include all amendments, supplements and modifications thereto and all waivers thereunder.

          3.1.26  Regulatory Matters.  TNB knows of no reason that any
                  ------------------
Governmental Entity will not approve the transactions contemplated by this Agreement. TNB shall cooperate with Sierra in pursuing and filing all applications with all Governmental Entities required to approve the transactions.

      3.2 By Sierra.   Sierra represents and warrants as follows, except as
specifically disclosed in the Disclosure Schedule:

          3.2.1  Organization, Standing and Power.  Sierra is a California
                 --------------------------------
banking corporation duly organized, validly existing and in good standing under the laws of the State of California, and is authorized to conduct a general banking business by the DFI. The deposit accounts of Sierra are insured by the FDIC, and all premiums and assessments required in connection therewith have been paid by Sierra as the same have become due. Sierra has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which a failure to be so qualified could reasonably be expected to have a Material Adverse Effect on the ability of Sierra to complete the Consolidation.

          3.2.2  Authority and Related Matters.  Subject only to the TNB and
                 -----------------------------
Sierra Governmental Approvals, Sierra (a) has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby (including the Consolidation), and (b) has duly authorized the execution and delivery of this Agreement, and the consummation of such transactions (including the Consolidation) by all necessary corporate action on the part of Sierra's Board of Directors. This Agreement has been duly executed and delivered by Sierra and, assuming due authorization, execution and delivery by TNB, constitutes the valid and binding obligation of Sierra, enforceable in accordance with its terms subject only to laws regarding bankruptcy, insolvency, reorganization, moratorium or otherwise affecting creditors' rights generally, to the application of general principles of equity (whether considered in a proceeding in law or at equity), and to the provisions of 12 U.S.C. Section 1818(b)(6)(D) and the powers of the FDIC thereunder.

          3.2.3  Conflicts. Neither the execution and delivery of this
                 ---------
Agreement, nor consummation of the transactions contemplated hereby (including the Consolidation) nor compliance by Sierra with any of the provisions hereof,
(i) conflict with or result in a breach of any provisions of the Articles of Incorporation or Bylaws of Sierra (ii) except as set forth in Disclosure
                                                              ----------
Statement Schedule 3.2.3, violate, conflict with or result in a breach of any
------------------------
term, condition or provision of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of Sierra pursuant to, any note, bond, mortgage, indenture, deed of trust, lease, agreement or other instrument or obligation to which Sierra is a party, or by which any of its properties or assets may be bound or affected, or (iii) subject to receipt of all required governmental and shareholder approvals, violate any law, rule or regulation or any judgment, decree, order, governmental permit or license applicable to Sierra, excluding from the foregoing clauses (ii) and (iii) conflicts, breaches, defaults or violations which, either individually or in the aggregate, would not have a Material Adverse Effect on Sierra.

          3.2.4  Consents.  Except as disclosed on Disclosure Schedule Section
                 --------                          ---------------------------
3.2.4, (collectively, the "Sierra Governmental Approvals"), no consent,
-----
approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or other Person is required in connection with Sierra's execution and delivery of this Agreement or its consummation of the Consolidation or Bank Merger, as to which the failure to obtain the same could reasonably be expected to have a Material Adverse Effect on Sierra or materially interfere with Sierra's ability to consummate the Consolidation or Bank Merger.

          3.2.5  Financial Statements.  Sierra has provided to TNB the Sierra
                 --------------------
Interim Financial Statements, the Sierra 1999 Financial Statements, audited by McGladrey & Pullen, as well as audited financial statements for Sierra for the years ended December 31, 1998 and December 31, 1997. The Sierra Interim Financial Statements, the Sierra 1999 Financial Statements and the prior two years' audited financial statements comply, in all material respects, with applicable accounting requirements and have been prepared in accordance with GAAP subject, in the case of the Sierra Interim Financial Statements, to recurring audit adjustments normal in nature and amount, and fairly present the financial position of Sierra as of the dates thereof and the results of its operations and cash flows for the periods then ended.

          3.2.6  Access to Funds.  Sierra has, or on the date of the Closing
                 ---------------
will have, all funds necessary to consummate the Consolidation and pay the aggregate Consideration to holders of TNB Common Stock.

          3.2.7  Legal Proceedings.  There are no existing or, to the best
                 -----------------
knowledge of Sierra, threatened, legal, administrative, arbitration or other proceedings, claims, actions, controversies or governmental investigations of any nature against or involving Sierra which could reasonably be expected to have a Material Adverse Effect on the ability of Sierra to consummate the transactions contemplated hereby.

          3.2.8  Certain Information.  None of the information relating to
                 -------------------
Sierra supplied or to be supplied by Sierra to TNB expressly for inclusion in the Proxy Statement, as of the date such Proxy Statement is mailed to shareholders of TNB and up to and including the date of the meeting of shareholders to which such Proxy Statement relates, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          3.2.9  Disclosure of All Material Matters.   None of the
                 ----------------------------------
representations and warranties of Sierra or any of the written information or documents which are furnished by Sierra to TNB pursuant to this Agreement or in connection with the transactions contemplated hereby, when considered as a whole, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to be stated or necessary to make any such information or document, at the time and in light of the circumstances (including without limitation the nature and scope of the information described in the representation, warranty, information or document), not misleading.

          3.2.10  Regulatory Matters.  Sierra knows of no reason that any
                  ------------------
Governmental Entity will not approve the transactions contemplated by this Agreement. Sierra shall diligently pursue the filing of all applications with all Governmental Entities required to approve the transactions.


                                  ARTICLE IV.
                             Additional Agreements
                             ---------------------

      4.1 Discussions with Third Parties.

          4.1.1 TNB (a) shall not, and shall instruct and cause each of its Representatives not to, solicit or encourage, directly or indirectly, inquiries or proposals with respect to any Strategic Transaction Proposal, and, (b) except as expressly permitted by Section 4.1.2, shall not, and shall instruct and cause each of its Representatives not to, furnish any non-public information relating to or participate in any negotiations, discussions or other activities concerning, any Strategic Transaction with any Person other than Sierra. TNB shall notify Sierra promptly after any Strategic Transaction Proposal is received by, or any negotiations or discussions regarding a Strategic Transaction Proposal are sought to be initiated with, directly or indirectly, TNB or any of its Representatives, and shall disclose to Sierra the identity of the third party making or seeking to make such Strategic Transaction Proposal, the terms and conditions thereof and such other information as Sierra reasonably may request.

          4.1.2 Notwithstanding Section 4.1.1, following receipt of a Qualifying Strategic Transaction Proposal, neither TNB nor any of its Representatives shall be prohibited from (a) engaging in discussions or negotiations with a third party which has made a proposal that satisfies the requirements of a Qualifying Strategic Transaction Proposal and thereafter providing to such third party information previously provided or made available to Sierra, provided the third party shall have entered into a confidentiality agreement substantially similar to the confidentiality provisions of Section 4.3 hereof, (b) taking and disclosing to the TNB Shareholders a position contemplated by Rule 14e-2(a) under the Exchange Act or otherwise making disclosure of the Qualifying Strategic Transaction Proposal to its shareholders, or (c) subject to the terms of Section 6.4.2 of this Agreement, terminating this Agreement. A "Qualifying Strategic Transaction Proposal" shall mean a bona fide written Strategic Transaction Proposal with respect to which the Board of Directors shall have determined, after consultation with TNB's counsel, that the action by TNB contemplated under either clause (a), (b) or (c), as applicable, of the immediately preceding sentence is required under the fiduciary duties owed by the Board of Directors to the TNB Shareholders, which determination has been made acting in good faith and on the basis of a written opinion from a financial advisor retained by TNB to the effect that the financial terms of such Strategic Transaction Proposal are, from such shareholders' perspective, financially superior to the Consideration.

          4.1.3 In the event that TNB receives a Qualifying Strategic Transaction Proposal, it shall, within 15 Business Days of its receipt thereof, give notice to Sierra either (i) reaffirming TNB's intent to proceed under this Agreement and to consummate the Consolidation, or (ii) terminating this Agreement pursuant to Section 6.4.2. If TNB does not, within such 15 Business Day period, either expressly reaffirm its intent to proceed under this Agreement or terminate this Agreement pursuant to Section 6.4.2, Sierra may at any time within 20 Business Days thereafter terminate this Agreement pursuant to Article VI.

      4.2 Proxy Statement; Shareholder Approval.

          4.2.1 TNB shall take all action necessary to have its shareholders consider this Agreement and the transactions contemplated hereby at a special meeting of shareholders which is called for this purpose as promptly as practicable after the date hereof. The parties hereto shall promptly cooperate with each other in the preparation of the Proxy Statement, which shall contain such information as is mutually agreeable to the parties. If required by law, TNB shall cause the Proxy Statement to be filed with the Comptroller.

          4.2.2 The Proxy Statement shall include a Recommendation of Approval by the TNB Board of Directors; provided, that in the event that TNB has received
                               --------
a Strategic Transaction Proposal and its Board of Directors has determined, in accordance with Section 4.1.2, that such Strategic Transaction Proposal constitutes a Qualifying Strategic Transaction Proposal, then its Board of Directors shall not be prohibited from failing to include such Recommendation of Approval in the Proxy Statement, from retracting or qualifying its Recommendation of Approval if previously given, or from postponing or adjourning the meeting of the TNB Shareholders called for the purpose of approving the Consolidation.

          4.2.3 TNB represents and warrants to Sierra that as of the date the Proxy Statement is issued and as of the date its shareholders act to approve this Agreement and the transactions contemplated hereby, the Proxy Statement, with respect to all information set forth therein relating to TNB and with respect to this Agreement, will (a) comply in all material respects with the provisions of all applicable laws and regulations; and (b) the Proxy Statement will not at the time of its issuance and as of the date of the TNB Shareholder meeting to approve this Agreement and the transactions contemplated hereby, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading. TNB will promptly advise Sierra in writing if, at any time prior to the date of the later to occur of TNB shareholder and Sierra shareholder meetings to act upon approval of this Agreement and the transactions contemplated hereby, it shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Proxy Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law and agrees to correct any statements that are or have become misleading.

      4.3 Access.

          4.3.1  With Respect to TNB. TNB shall make available to Sierra all
                 -------------------
information regarding itself that Sierra reasonably may request other than information prohibited to be disclosed to Sierra by confidentiality or privacy laws, rules or regulations, and shall authorize, upon reasonable notice, visits to its premises with such staff, consultants and experts as Sierra reasonably may request. Sierra agrees to coordinate closely all such activities with TNB's President and to conduct any such inquiries with appropriate discretion and sensitivity to TNB's relationships with its employees, customers and suppliers.

          4.3.2  With Respect to Sierra.  Sierra shall make available to TNB all
                 ----------------------
information regarding itself that TNB reasonably may request.

          4.3.3  Confidentiality. Each Party acknowledges that certain of the
                 ---------------
information made available to it pursuant to this Section 4.3 and otherwise in connection with the Consolidation or Bank Merger may be confidential, proprietary or otherwise non-public, and each Party agrees, for itself and for each of its Representatives, that it (i) shall hold in confidence all confidential information received by it from or with regard to the other Party ("Confidential Information") subject to the terms of this Section 4.3, (ii) shall disclose such Confidential Information only to those of its Representatives, in each case having a need to know the same for purposes of evaluating, negotiating or implementing the Consolidation or Bank Merger, and
(iii) shall inform each Representative to whom Confidential Information is disclosed that such information is confidential and direct such Representative not to disclose the same. Each Party shall remain responsible for any disclosure
of Confidential Information by any of its Representatives.   Each Party further
agrees that, upon the request of the other Party given following any termination of this Agreement, the receiving Party and each of its Representatives either shall return to the requesting Party all Confidential Information received by the receiving Party and its Representatives (including all compilations, analyses or other documents prepared by it that contain Confidential Information) or shall certify that the same has been destroyed. As used herein, Confidential Information shall not include (i) information that is or becomes generally available to the public other than as a result of a breach of this Agreement, (ii) information that the receiving Party demonstrates was known to it on a non-confidential basis prior to receiving such information from the other Party, (iii) information that the receiving Party develops independently without relying on Confidential Information, and (iv) information that becomes available to the receiving Party on a non-confidential basis from another source if the source was not known to or not reasonably believed by the receiving Party to be subject to any prohibition against disclosing such information. The foregoing provisions shall also extend to any Confidential Information previously provided under any written confidentiality agreement between the Parties.

      4.4 Prosecution of Regulatory Filings; Cooperation. The Parties shall cooperate with each other and use all commercially reasonable efforts to prepare and file promptly all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the Consolidation or Bank Merger. The Parties agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the Consolidation and Bank Merger and each Party will keep the other apprised of the status of matters relating to completion of the Consolidation and Bank Merger. Each Party shall, upon request, furnish the other Party with all information concerning itself as may be reasonably necessary or advisable in connection with any filing or application made by or on behalf of such Party to any Governmental Entity in connection with the Consolidation and Bank Merger. Each Party shall promptly advise the other Party upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the Consolidation and Bank Merger which causes such Party to believe that there is a reasonable likelihood that any required Governmental Approval will not be obtained or that the receipt of any such Governmental Approval will be materially delayed. Subject to the terms and conditions herein provided, each of the Parties hereto agrees to use all reasonable efforts to, as promptly as practicable, take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement or to vest Sierra, indirectly through the Consolidated Bank, with full title to all properties, assets, rights, approvals, immunities and franchises of TNB. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest Sierra with full title to all properties, assets, rights, approvals, immunities and franchises of TNB, the proper officers and directors of each party to this Agreement shall take all such necessary action.

      4.5 Advice of Changes. Each Party shall promptly advise the other Party of any change or event having a Material Adverse Effect on it or which it believes would or may be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein or to preclude the satisfaction of one or more of the conditions set forth in
Article V. From time to time prior to the Closing Date, each Party will promptly supplement or amend the Disclosure Schedules delivered by it in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedules, or which is necessary to correct any information in such Disclosure Schedules which has been rendered inaccurate thereby; provided, however, that no such supplement or amendment to
                    --------
the Disclosure Schedules shall have any effect for the purpose of determining the accuracy of any representation or warranty when made, for determining satisfaction of the conditions set forth in Article V, or for determining the compliance by any Party with any other provision of this Agreement.

      4.6 Current Information. During the period from the date of this Agreement to the Closing Date, TNB will cause one or more of its designated representatives to confer on a regular and frequent basis (not less than bi-weekly) with representatives of Sierra and to report the general status of its ongoing operations. TNB will promptly notify Sierra of any material change in the normal course of its business or in the operation of its properties and of any governmental complaint, investigation or hearing (or communications indicating that the same may be contemplated), or the institution or the threat of significant litigation involving it, and will keep Sierra fully informed of such events. A representative of Sierra will be permitted to attend all meetings of the Board of Directors and board committees of TNB, except any portions of such meetings relating to the Consolidation or Bank Merger or when necessary to protect the attorney-client privilege, and shall receive notice thereof at the time notice is given to Board and committee members.

      4.7 Interim and Annual Financial Statements; Monthly Board Packages. As soon as reasonably available, but in no event more than 30 days after the end of each fiscal quarter ending after the date of this Agreement and prior to the Closing Date, each Party will deliver to the other Party its call reports as filed with its Bank Regulators, and as soon as reasonably available, but in no event later than February 28, 2001 (provided that the Closing has not yet occurred and the Agreement has not theretofore been terminated), TNB will deliver to Sierra its audited financial statements for the year ending December 31, 2000, which financial statements shall be audited by Vavrinek, Trine, Day & Co., LLP. In addition, TNB will cause Vavrinek, Trine, Day & Co., LLP to provide Sierra's auditors complete access to such firm's work papers prepared with respect to such audited financial statements. TNB will deliver to Sierra all other information provided to its Board of Directors (the "Monthly Board Packages"), including monthly financial statements prepared in accordance with GAAP (excepting only by the absence of footnotes and other presentation items and subject to normal year-end adjustments) and otherwise in the form delivered to the members of its Board of Directors, no later than the time at which such financial statements are delivered to such directors but in no event later than the twenty-first calendar day of the month immediately following the month to which such financial statements relate.

      4.8 Conduct of Business. TNB shall (a) conduct its business in the usual, regular and ordinary course of business consistent with the past practice (except as required by applicable Law or as required by this Agreement), (b) use all commercially reasonable efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its officers and key employees (including by causing its current insurance policies not to be canceled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such event replacement policies providing substantially similar coverage for substantially similar (or lesser) premiums are in full force and effect), (c) conduct relations with its employees, including hiring and terminating practices, only in the ordinary course of business and consistent with past practice, and (d) take no action which would adversely affect or delay the ability of TNB or Sierra to obtain any necessary approvals of any Governmental Entity required for the Consolidation or for the transactions contemplated in connection therewith, or to perform its covenants and agreements under this Agreement. Through the Effective Time, TNB will maintain its Records in the same manner and with the same care that the Records have been maintained prior to the execution of this Agreement. Sierra may, at its own expense, make such copies of and excerpts from the Records as it may deem desirable.

      4.9 Certain Operating Covenants of TNB. Without Sierra's prior written consent, which consent shall not be unreasonably withheld or delayed, TNB shall not:

          4.9.1 declare or make any payment or distribution with respect to its capital stock or other securities, whether by way of payment of interest or principal, redemption, dividend or otherwise;

          4.9.2 (a) create, authorize, issue, sell or deliver any of its capital stock, bonds or other of its securities (whether authorized and unissued or held in treasury) or any instrument convertible into any of them; (b) grant or otherwise issue any options, warrants or other rights with respect thereto;
(c) amend the terms of any rights with regard to the TNB securities; or (d) split up, combine or reclassify any of its outstanding stock;

          4.9.3 acquire, by merging or consolidating with, by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business, including any corporation, partnership, association or other business organization or division thereof;

          4.9.4  excepting those matters identified on Disclosure
                                                       ----------
Schedule 4.9.4, (a) create, renew, amend or terminate, or give notice of a
---------------
proposed renewal, amendment or termination of, any material contract, agreement or lease for goods, services or office space to which TNB is a party or by which TNB or any of its properties is bound, excepting only contracts, agreements and leases under which the aggregate annual payments by either party do not exceed $10,000, (b) make any single capital expenditure exceeding $5,000 or any capital expenditures exceeding $10,000 in the aggregate, or (c) relocate or terminate, or file any application to relocate or terminate the operations of any of its banking offices;

          4.9.5  enter into any new line of business;

          4.9.6 change its methods of accounting in effect at December 31, 1999, except as required by changes in GAAP or RAP as concurred with by TNB's independent auditors;

          4.9.7 commit any act or omission which constitutes a Violation of any Law, Regulatory Agreement or any material contract or license to which TNB is a party or by which it or any of its properties is bound which Violation, individually or in the aggregate, has or reasonably could be expected to have a Material Adverse Effect on TNB;

          4.9.8 make any equity investment, including any equity investment in any real estate or real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructuring in the ordinary course of business consistent with prudent banking practices;

          4.9.9 except as contemplated by Section 5.2.12, sell, lease, assign, transfer or otherwise dispose of any property or asset, except for (a) investment portfolio transactions in the ordinary course of business and substantially consistent with past practice, and which past practice shall be deemed to include any sale of any investment carried as available for sale by TNB on market terms; (b) sales of assets having a gross book value not in excess of $5,000 individually or $10,000 in the aggregate; and (c) sales of real estate acquired by foreclosure or by a deed in lieu thereof;

          4.9.10 (a) enter into any agreement with any labor union or association representing any employee, (b) institute, amend or terminate any Benefit Plan, (c) pay any pension or retirement allowance to any Person not required by an existing plan or agreement, (d) except as set forth on Disclosure
                                                                      ----------
Schedule 3.1.18, increase in any manner the compensation or fringe benefits of,
---------------
or pay any bonus to, any officer or employee other than customary annual (or less frequent) increases in the wages or salaries of non-officer employees consistent with past practice, which increases on an annualized basis do not increase the salary or wage of any individual employee by more than 5% and in the aggregate do not increase personnel costs for all non-officer employees by more than 5% over the levels in effect as of September 30, 2000, or (e) increase any other direct or indirect compensation or employee benefit for or to any of its officers, directors or employees;

          4.9.11 (a) make, amend or renew, or enter into any commitment to make, amend or renew, any loan if, as a result of the disbursement of the proceeds of such loan, the total Borrower Group Obligations (including accrued and unpaid interest) of the borrower to the applicable Party would exceed $100,000 with respect to unsecured loans or $150,000 with respect to secured loans, as defined under the National Bank Act, except that if Sierra does not grant or refuse its consent or reasonably request additional information regarding such proposed loan within five Business Days of Sierra's receipt of TNB's request for consent, then Sierra shall be deemed to have granted its consent; or (b) amend or renew, or enter into any commitment to amend or renew, any Criticized Asset;

          4.9.12 incur any indebtedness for borrowed money, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, in each case except in the usual, regular and ordinary course of business consistent with the past practice, it being understood and agreed that purchase of federal funds, and the creation of deposit liabilities and entering into repurchase agreements (in each case with maturities of not more than one year) shall be deemed to be in the ordinary course of business;

          4.9.13 make, amend or compromise any loan or advance (whether in cash or other property) to any officer, to any director, or to any Principal Shareholder or Affiliate thereof, except advances made to employees in the usual, regular and ordinary course of business consistent with the past practice;

          4.9.14 restructure or materially change its investment securities portfolio through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, or invest in any securities other than obligations of the United States Treasury with maturities of not more than one year, or agency securities or other investments approved by Sierra;

          4.9.15 file any applications or make any contract with respect to branching or site location or relocation;

          4.9.16 enter into any futures contract, option contract, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

          4.9.17 enter or agree to enter into any agreement or arrangement granting any preferential right to purchase any of its assets or rights or requiring the consent of any party to the transfer and assignment of any such assets or rights;

          4.9.18 take any action that will result in any of the representations or warranties of TNB contained in this Agreement not to be true and correct in any material respect as of the Effective Time or that could reasonably result in any material delay in consummation of the transactions contemplated hereby; or

          4.9.19 enter into any agreement or commitment to do any of the foregoing.

    4.10 Operating Covenant of Sierra. Without TNB's prior written consent, Sierra shall not take any action that will result in any of the representations or warranties of Sierra contained in this Agreement not to be true and correct in any material respect as of the Effective Time or that could reasonably result in any material delay in consummation of the transactions contemplated hereby. In addition, Sierra agrees that it shall diligently pursue the consummation of the Holding Company Reorganization and the raising of the funds necessary to consummate the transaction.

    4.11  Covenants Regarding Employees, Directors and Officers.

           4.1.11   Employee Benefit Plans.
                    ----------------------

                    (a) Generally.  Sierra agrees to provide the employees of
                        ---------
TNB (the "TNB Employees") who remain employed after the Closing Date (collectively, the "Transferred TNB Employees") with the types and levels of employee benefits maintained by Sierra for similarly situated employees of Sierra. As soon as administratively practicable after the Effective Time, Sierra shall permit the Transferred TNB Employees to participate in Sierra's group hospitalization, medical, life and disability insurance plans, 401k plan, thrift plan, severance plan and similar plans, on the same terms and conditions as applicable to comparable employees of Sierra and the Bank (including the waiver of pre-existing conditions, restrictions, exclusions or limitations), giving the Transferred TNB Employees full credit for all "years of service," as that term is defined in Section 411(a)(5) of the Code, with TNB (to the extent TNB gave effect to such service) as if such service were with Sierra, for purposes of eligibility, vesting and calculation of benefits under vacation and other benefit plans (other than severance), but not for benefit accrual or for any other purpose.

                    (b) Director Agreements.  All current directors of TNB
                        -------------------
concurrent with the execution and delivery of this Agreement by the Parties shall execute and deliver to Sierra a Director Agreement in the form of
Exhibit 4.11.1(b) hereto.
-----------------

                    (c) Continuation of Plans. Notwithstanding anything to the
                        ---------------------
contrary contained herein, Sierra shall have sole discretion with respect to the determination as to whether to terminate, merge or continue any employee Benefit Plans and programs of TNB to the extent permitted by and in accordance with the terms of such plans and programs and TNB shall cause to be taken all actions reasonably required to terminate such plans and programs as Sierra may specify;

provided, however, that Sierra shall continue to maintain TNB plans (other than
--------  -------
stock based or incentive plans) until TNB Employees are permitted to participate in Sierra's plans in accordance with this Section 4.11.1. Nothing in this Agreement shall alter or limit Sierra's obligations, if any, under ERISA, as amended by the Consolidated Omnibus Budget Reconciliation Act of 1985 and/or the Health Insurance Portability and Accountability Act of 1996 with respect to the rights of TNB Employees and their qualified beneficiaries in connection with the group health plan maintained by TNB as of the Effective Time. Without limiting the foregoing, the Board of Directors of TNB shall promptly adopt resolutions required to cause any plan or agreement providing shares of TNB Common Stock or equity-based rights to any Person to be terminated as of the Effective Time, and shall request, if applicable, an IRS termination letter respecting the same.

          (d) Severance.  The employees of TNB (other than Charles E. Smith and
              ---------
Charles Byrd) shall be entitled to receive severance compensation equal to the amount to which they are entitled under Exhibit 4.11.1(d) hereto, provided they
                                        -----------------
meet the terms set forth in such Exhibit with respect to the receipt of severance, and, provided further, that they execute a Waiver and Release Agreement in the form included in such Exhibit. Charles E. Smith shall be entitled to receive those salary continuation benefits as set forth in his existing Salary Continuation Plan as well as a lump sum severance payment of $30,000 and payment for consulting services as set forth in Section 4.11.1(e) below. Charles Byrd shall be entitled to receive a lump sum severance payment of $100,000. In order to receive their respective lump sum severance payments, each of Messrs. Smith and Byrd shall be required to execute a Waiver and Release Agreement in the form included in Exhibit 4.11.1(d), and their respective lump sum severance payments shall be payable on the Closing Date, provided that the Waiver and Release Agreement shall have become irrevocable as provided therein prior to such payment becoming due and payable.

          (e) Consulting Agreement.  Sierra shall enter into a consulting
              --------------------
agreement with Charles E. Smith for a term of one year following the Closing Date, which term may be extended for one additional year upon the mutual consent of the parties, and which consulting agreement shall provide that Mr. Smith shall render consulting services to Sierra for an annual consulting fee of $30,000. The form of the consulting agreement is included as Exhibit 4.11.1(e)
                                                              -----------------
hereto.

    4.11.2 Indemnification.
           ---------------

          (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer or employee of TNB (collectively, the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director, officer or employee of TNB or any of its predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use all commercially reasonable efforts to defend against and respond thereto. It is understood and agreed that after the Effective Time, Sierra shall indemnify and hold harmless, as and to the fullest extent permitted by the National Bank Act and regulations of the Comptroller, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time). The Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Sierra respecting any matter covered by this indemnity; provided, however, that (a) Sierra shall have the right to assume the defense
--------
thereof and upon such assumption Sierra shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party of any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Sierra elects not to assume such defense, or counsel for the Indemnified Parties reasonably advised the Indemnified Parties that there are issues which raise conflicts of interest between Sierra and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Sierra, and Sierra shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (b) Sierra shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties, (c) Sierra shall not be liable for any settlement without its prior written consent and (d) Sierra shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim indemnification under this Section 4.11.2, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Sierra thereof; provided that the failure to so notify
                                      --------
shall not affect the obligations of Sierra under this Section 4.11.2 except to the extent such failure to notify materially prejudices Sierra. Sierra's obligations under this Section 4.11 .2 continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that all
                                                 --------
rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

          (b) In the event Sierra or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Sierra assume the obligation set forth in this Section 4.11.2.

          (c) The indemnification granted under this Section 4.11 shall not apply to any loss, claim, damage, liability, cost or expense arising from any matter required to be included in Disclosure Schedule 3.1.15 and which was not
                                  --------------------------
included in such Disclosure Schedule.

     4.12 Reserves. TNB agrees to establish such reserves and to take such charge-offs respecting loans and other assets and operations as may be requested by Sierra immediately prior to the Closing; provided, that any such action taken solely by reason of such
             --------
request shall not be deemed to constitute a Material Adverse Effect respecting TNB for purposes of this Agreement or considered in determining the shareholders' equity of TNB for purposes of Section 5.2.10.

     4.13 Retention Payments. In order to assure the continued service of such employees through the completion of the Consolidation and Bank Merger and a reasonable transition period thereafter, the Parties agree that TNB may allocate up to $55,000 in aggregate retention payments to certain key employees identified by TNB ("Retention Payments"). The Retention Payments shall be payable on the earlier of the date on which the employee's employment is terminated by Sierra or on the 30/th/ day after the Closing Date. Prior to receiving any Retention Payments, any employee who has been designated to receive a Retention Payment shall be required to execute an employee retention agreement in the form of Exhibit 4.13 annexed hereto ("Employee Retention Agreement") All employees who receive Retention Payments shall also be entitled to receive severance as provided in Section 4.11.1(d) above if they otherwise meet the requirements for receipt of such severance.

                                   ARTICLE V.
                             Conditions to Closing
                             ---------------------

     5.1 Conditions to Obligations of Both Parties. The obligations of Sierra and TNB to consummate the Consolidation are subject to the satisfaction of each of the following conditions:

          5.1.1  Approval by TNB Shareholders. The Agreement and Consolidation
                 ----------------------------
shall have been approved by the affirmative vote of the holders of two-thirds of all shares of TNB Common Stock entitled to vote thereon.

          5.1.2  Regulatory Approvals. All necessary approvals of any
                 --------------------
Governmental Entity required for the consummation of the Consolidation and Bank Merger (including the TNB Governmental Approvals and Sierra Governmental Approvals) shall have been obtained and shall remain in full force and effect; all statutory or other required waiting periods in respect thereof shall have expired; and no approval of any Governmental Entity shall have imposed any condition or requirement which, in the reasonable opinion of Sierra, would so materially adversely affect the economic or business benefits to Sierra of the Consolidation or Bank Merger so as to render inadvisable the consummation thereof.

          5.1.3  No Prohibition; No Pending or Threatened Claims. Neither Sierra
                 -----------------------------------------------
nor TNB shall be subject to any law or order of any court or other Governmental Entity which prohibits, restricts or makes illegal the consummation of the Consolidation or Bank Merger; and there shall be no claim, action, suit, investigation or other proceeding pending or overtly threatened before any Governmental Entity that presents a substantial risk of restraint or prohibition of the Consolidation or Bank Merger, or the obtaining of material damages from TNB or Sierra or their respective officers or directors in connection therewith; and no such restraint or prohibition shall be effective as of the Closing, whether or not the action in which the same was entered shall remain pending.

      5.2 Conditions to the Obligations of Sierra. The obligations of Sierra to consummate the Consolidation are further subject to the satisfaction of, or Sierra's written waiver of, each of the following conditions:

          5.2.1  Accuracy of Representations and Warranties; Compliance With
                 -----------------------------------------------------------
Covenants. TNB's representations and warranties contained in this Agreement
---------
shall have been true and correct as of the dates when made, and TNB shall have performed, satisfied and complied with, in all material respects, each of its agreements and covenants contained in Articles II and IV and elsewhere in this Agreement.

          5.2.2  Bringdown of Representations and Warranties. TNB's
                 -------------------------------------------
representations and warranties contained in this Agreement remain true and correct as of the Closing as though made at and as of the Closing, excepting only representations and warranties which speak expressly as of an earlier specified date.

          5.2.3  TNB Common Stock Outstanding. There shall be no shares of TNB
                 ----------------------------
Common Stock or other TNB securities issued and outstanding as of the Effective Time other than the 267,481 shares issued and outstanding as of the date hereof. In the event any additional shares of TNB Common Stock or options to purchase Common Stock shall be issued and outstanding, Sierra may, at its sole option, complete the Consolidation and reduce the per share Consideration to reflect the dilution resulting from the issuance of such additional shares or options.

          5.2.4  Dissenting TNB Shares. The aggregate number of shares of TNB
                 ---------------------
Common Stock owned by Persons who have made a demand for purchase under Section 215(b) of the National Bank Act shall constitute less than 10% of all shares of TNB Common Stock outstanding as of the date of the meeting of the TNB Shareholders called for the purpose of voting on the Consolidation.

          5.2.5  Unsatisfactory Regulatory Review. TNB shall not have received
                 --------------------------------
between the date of this Agreement and the Closing an "unsatisfactory" rating in any supervisory, CRA or compliance exam conducted by any Bank Regulator.

          5.2.6  Third Party Consents.  The consent, approval or waiver of each
                 --------------------
Person (other than the Governmental Entities referred to in Section 5.1.2) whose consent, approval or waiver shall be required in order to permit the consummation of the Consolidation or Bank Merger or the preservation of the contractual rights of TNB with respect to its business shall have been obtained except where the failure to obtain any such consent, approval or waiver would not, individually or in the aggregate, have a Material Adverse Effect on Sierra or TNB or materially adversely affect the ability of Sierra and TNB to consummate the Consolidation or Bank Merger.

          5.2.7  Receipt of Officers' Certificates.  TNB shall have delivered to
                 ---------------------------------
Sierra (a) a certificate, executed by the President and Chief Financial Officer of TNB and dated as of the Closing Date, (i) certifying to the fulfillment of the conditions specified in Section 5.1 (with regard to TNB only) and Section 5.2, including a certification that each representation or warranty of TNB contained in Article III is true and correct as of the Closing Date (or, if such certification cannot be made, specifying the exceptions thereto), excepting only representations and warranties which speak expressly as of an earlier specified date, (ii) certifying to the absence of any change or event since the date of this Agreement that has had or reasonably could be expected to have a Material Adverse Effect on TNB and, (iii) certifying that all expenses of the Bank have either been paid or properly accrued for through the Determination Date, and (b) a certificate, executed by the Chief Financial Officer of TNB and dated as of not more than five (5) Business Days prior to the Closing Date, containing, and certifying to the accuracy of, the same information required to be included on Part A of Schedule 3.1.11 had such Schedule been delivered as of the date of
          ---------------
such certificate.

          5.2.8  Director Agreements. Each director of TNB shall have executed
                 -------------------
and delivered to Sierra a Director Agreement.

          5.2.9  Legal Opinion.  Sierra shall have received an opinion of Gary
                 -------------
Steven Findley & Associates, respecting the matters set forth in Exhibit 5.2.9.
                                                                 -------------

          5.2.10 TNB Shareholders Equity.  Sierra shall have received and
                 -----------------------
accepted a letter from Vavrinek, Trine, Day & Co., LLP, independent accountants, setting forth TNB's shareholders' equity, as determined in accordance with GAAP and this Agreement as of the end of March 31, 2001 (the "Determination Date") in accordance with such limitations and standards of review as may be specified in such letter, but without the performance of such procedures as are necessary in order for such firm to express an opinion with respect thereto, and provided that (a) no Expenses of TNB shall be capitalized in making such determination of shareholders' equity, (b) the aggregate of $55,000 in Retention Payments to be made to employees of TNB as set forth in Section 4.13 above shall be expensed as of the Determination Date without regard to whether any portion of such payment is attributable to a period after the Closing Date, (c) the $100,000 severance payment to Charles Byrd and the $30,000 severance payment to Charles E. Smith shall be expensed as of the Determination Date, without regard to whether any portion of such payments are attributable to a period after the Closing Date,
(d) future payments due under the salary continuation plan of Charles E. Smith shall, as of the Determination Date, be fully funded or reserved for in the amount required under the amortization schedule provided to Sierra, (e) if TNB shall continue to own the single family residence referred to in Section 5.2.12 at the Determination Date, the value of such residence shall be deemed the appraised value as determined in accordance with Section 5.2.12, and a reserve shall be established to the extent the appraised value is less than the book value of such asset as of such date, and (f) adequate reserves shall be established for all liabilities set forth in Disclosure Schedule 3.1.18 (the
                                             --------------------------
"Accounting Letter"). In expensing the payments described in (c) and (d) above, any portion of such payments otherwise properly allocable to periods after the Closing Date shall only be recorded net of associated anticipated income tax benefits. Each of Sierra and TNB shall pay one-half of the fee with respect to the Accounting Letter, and the portion of the fee payable by TNB shall be expensed as of the Determination Date.

          5.2.11 Amendment to Lease.  TNB and the lessor of TNB's main office
                 ------------------
shall have entered into an Amendment ("Amendment") to the Lease dated September 22, 1982 ("Lease"), in the form annexed as Exhibit 5.2.11 hereto, which
                                           --------------
Amendment shall provide for a reduction of the monthly rental due under said Lease to an amount of no more than $7,000 per month, shall provide the lessee with a right of first refusal in the event the lessor shall determine to sell the leased premises, and shall ratify all other terms and conditions of the Lease.

          5.2.12  Appraisal of Single Family Residence.  In the event that the
                  ------------------------------------
sale of the single family residence which TNB purchased from its former Chief Credit Officer has not been sold, or is not likely to be sold, prior to the Determination Date, then TNB shall obtain an appraisal of such residence, from an appraiser reasonably satisfactory to Sierra, which appraisal shall be received on or about the Determination Date. The appraised value of the residence shall be used by the independent accountants with respect to the calculation of shareholders' equity as of the Determination Date as set forth in
Section 5.2.10.

          5.2.13  2000 Financial Statements.  TNB shall have delivered to
                  -------------------------
Sierra the 2000 Financial Statements, including the audit report thereon, prepared by Vavrinek, Trine, Day & Co., LLP, which 2000 Financial Statements and report shall be acceptable to Sierra in all respects. Sierra shall advise TNB in writing within ten (10) Business Days of receipt of the 2000 Financial Statements if the 2000 Financial Statements are not acceptable.

          5.2.14  Holding Company Reorganization.  Sierra shall have
                  ------------------------------
consummated its Holding Company Reorganization.

          5.2.15  Documents and Instruments in Satisfactory Form.  All
                  ----------------------------------------------
corporate and other proceedings in connection with this Agreement and with the Consolidation or Bank Merger and all documents and instruments incidental to the Consolidation or Bank Merger shall be reasonably satisfactory in substance and form to Sierra and its counsel, and Sierra and its counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

      5.3 Conditions to the Obligations of TNB. The obligations of TNB to consummate the Consolidation are further subject to the satisfaction of, or TNB's written waiver of, each of the following conditions:

          5.3.1  Accuracy of Representations and Warranties; Compliance with
                 -----------------------------------------------------------
Covenants. Sierra's representations and warranties contained in this Agreement
---------
shall have been true and correct as of the dates when made, and Sierra shall have performed, satisfied and complied with, in all material respects, each of its agreements and covenants contained in Articles II and IV and elsewhere in this Agreement.

          5.3.2  Bringdown of Representations and Warranties. Sierra's
                 -------------------------------------------
representations and warranties contained in this Agreement remain true and correct as of the Closing as though made at and as of the Closing, excepting only representations and warranties which speak expressly as of an earlier specified date.

          5.3.3  Delivery of Cash to Exchange Agent. Sierra shall have delivered
                 ----------------------------------
to the Exchange Agent the aggregate Consideration.

          5.3.4  Legal Opinion.  TNB shall have received an opinion of Fried,
                 -------------
Bird & Crumpacker respecting the matters set forth in Exhibit 5.3.4.
                                                      -------------

          5.3.5  Documents and Instruments in Satisfactory Form.  All corporate
                 ----------------------------------------------
and other proceedings in connection with this Agreement and with the Consolidation or Bank Merger and all documents and instruments incidental to the Consolidation or Bank Merger shall be reasonably satisfactory in substance and form to TNB and its counsel, and TNB and its counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

                                  ARTICLE VI.
                          Termination: Termination Fee
                          ----------------------------

     This Agreement may be terminated, and the Consolidation and Bank Merger abandoned, prior to the Closing by the following means and with the following effects:

      6.1 By Mutual Agreement. TNB and Sierra may terminate this Agreement by mutual written consent at any time.

      6.2 Regulatory Impediment. Either Sierra or TNB may unilaterally terminate this Agreement at any time prior to the Closing if (a) a Bank Regulator shall have made a final determination denying an application of either Party the granting of which is essential to the consummation of the Consolidation or Bank Merger, or (b) the occurrence of the Closing would violate any final order, decree or judgment of any court having competent jurisdiction.

      6.3 By Sierra. Sierra may unilaterally terminate this Agreement:

          6.3.1 if TNB has breached any representation or warranty contained in this Agreement, or has failed to perform, satisfy or comply with in any material respect any of its agreements and covenants contained in this Agreement (other than as described in Section 6.4.2), and such breach or failure would or could reasonably be expected to have a Material Adverse Effect on TNB or the Surviving Bank; such termination to take effect fifteen (15) Business Days following notice to TNB identifying such breach if such breach has not been cured prior to the expiration of such period; provided, that in the case of a termination under
                               --------
this Section 6.3.1, where a breach or failure giving rise to such termination shall have been caused in whole or in part by any action or inaction on the part of TNB or any of its directors or officers or any TNB Affiliates, Sierra shall be entitled to receive from TNB the Termination Fee. The Termination Fee, if due under this Section 6.3.1, shall be $200,000 plus Sierra's Expenses, unless TNB enters into a binding agreement with a potential acquiror respecting a Strategic Transaction within 12 months following the date of termination of this Agreement under this Section 6.3.1, in which case the total Termination Fee shall be increased to $500,000 plus Sierra's Expenses;

          6.3.2 upon notice to TNB if (a) TNB has not reaffirmed its intent to proceed with the Consolidation pursuant to Section 4.1.3 following its receipt of a Qualifying Strategic Transaction Proposal; (b) the TNB Shareholders fail to approve the Consolidation at the Meeting of TNB Shareholders called for the purpose of voting on the Consolidation; (c) TNB or any director or officer has participated in any action to oppose or frustrate the obtaining of the approval of the Consolidation by the TNB Shareholders or any TNB Affiliate which is a party to an TNB Voting Agreement has violated the terms of a TNB Voting Agreement and the TNB Shareholders fail to approve the Consolidation; (d) the Board of Directors fails to give its Recommendation of Approval to the holders of the TNB Common Stock; or (e) the TNB Board of Directors withdraws its Recommendation of Approval prior to the affirmative vote of such shareholders, whether or not such failure or withdrawal is permitted under Section 4.2.3. In the case of a termination under this
Section 6.3.2 other than Section 6.3.2(b), Sierra shall be entitled to receive from TNB a Termination Fee of $500,000 plus Sierra's Expenses. In the case of a termination under Section 6.3.2(b), no Termination Fee shall be payable but Sierra shall be entitled to reimbursement of its Expenses;

          6.3.3 upon notice to TNB if the TNB Shareholders fail to approve the Consolidation, and a Termination Fee is not otherwise payable under Section 6.3.2, in which case Sierra shall be entitled to reimbursement of its Expenses;

          6.3.4 upon notice to TNB if any of the conditions to the obligations of Sierra contained in Section 5.2 has not been satisfied as of the Closing Date;

          6.3.5 upon notice to TNB after August 31, 2001, if the Closing shall not have occurred by such date, unless such failure results primarily from Sierra breaching any of its representations, warranties, covenants or agreements contained in this Agreement.

          6.3.6 upon notice to TNB if Sierra enters into a Strategic Acquisition Agreement; provided, however, that a condition to the effectiveness
                       --------  -------
of any termination pursuant to this Section 6.3.6 is the payment to TNB of a Termination Fee of $500,000 plus TNB's Expenses.

      6.4 By TNB.  TNB may unilaterally terminate this Agreement:

          6.4.1 if Sierra has breached any representation or warranty contained in this Agreement, or has failed to perform, satisfy or comply with in any material respect any of its agreements and covenants contained in this Agreement, and such breach or failure would or could reasonably be expected to have a Material Adverse Effect on the ability of Sierra to complete the Consolidation; such termination to take effect fifteen (15) Business Days following notice to Sierra identifying such breach if such breach has not been cured prior to the expiration of such period; provided, that in the case of a
                                              --------
termination under this Section 6.4.1, where a breach or failure giving rise to such termination shall have been caused in whole or in part by any action or inaction on the part of Sierra or any of its directors or officers or any Sierra Affiliates, TNB shall be entitled to receive from Sierra a Termination Fee. The Termination Fee, if due, shall be $200,000 plus TNB's Expenses;

          6.4.2 upon notice to Sierra if TNB receives a Qualifying Strategic Transaction Proposal; provided, however, that a condition to the effectiveness
                      --------
of any termination pursuant to
this Section 6.4.2 is the payment to Sierra by TNB of a Termination Fee of $500,000 plus Sierra's Expenses;

          6.4.3 upon notice to Sierra if the TNB Shareholders fail to approve the Consolidation at the meeting of the TNB Shareholders called for the purpose of voting on the Consolidation; provided, however, that a condition to the
                                --------
effectiveness of any termination pursuant to this Section 6.4.3 is TNB's payment to Sierra of a Termination Fee of $500,000 plus Sierra's Expenses if such payments would have been due under Section 6.3.2 had Sierra terminated the Agreement other than pursuant to Section 6.3.2(b), and, in all other cases, payment to Sierra of Sierra's total Expenses;

          6.4.4 upon notice to Sierra if any of the conditions to the obligations of TNB contained in Section 5.3 has not been satisfied as of the Closing Date;

          6.4.6 upon notice to Sierra after August 31, 2001, if the Closing shall not have occurred prior to such date and time, unless the failure results primarily from TNB breaching any of its representations, warranties, covenants or agreements contained in this Agreement;

      6.5 Termination Fee.   The Termination Fee means either $200,000 or
$500,000 and, in all cases, the Expenses of the Party entitled to the Termination Fee, payable in same day funds, as set forth herein. The Termination Fee is an attempt by the Parties to calculate the reasonable compensation for the loss to a Party, other than the Party's Expenses, including but not limited to the Party's administrative time, in the event of termination and as a liquidated damage and not as a penalty or as a forfeiture. In the event the Agreement is terminated under circumstances that would cause the Party entitled to a Termination Fee to be entitled to a Termination Fee under more than one provision of this Agreement, only a single Termination Fee shall be payable and, in the event such Party would be entitled to a Termination Fee of $500,000 plus such Party's Expenses under any applicable provision, the Party shall be paid a Termination Fee of $500,000 plus such Party's Expenses.

      6.6 Effect of Termination; Remedies. In the event this Agreement is terminated pursuant to this Article VI, this Agreement shall become void and of no effect and neither Party shall have any liabilities or other obligations whatsoever hereunder, except that (a) the provisions of Section 4.3 relating to Confidential Information, Article VI and Section 7.2 shall survive such termination, and (b) notwithstanding anything else to the contrary contained herein, neither Party shall be relieved of or released from any liability or damages arising out of its breach of any provision of this Agreement prior to such termination except under circumstances where a Termination Fee is payable and is paid with respect to such breach. In each case where a Termination Fee is payable, the payment of such fee shall be the sole and exclusive remedy, at law or in equity, of the Party receiving the Termination Fee, for any such breach, failure or default of the other party.

                                  ARTICLE VII
                                 Miscellaneous
                                 -------------


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

      7.1 Closing. Unless the Parties shall mutually fix another date, the Closing Date shall be on such Business Day as Sierra shall select that is not more than five (5) Business Days after the latter of the Final Approval Date or the receipt by Sierra of funds necessary to consummate the Transaction from an offering of securities by the Holding Company, or such later date on which the latest to occur of the conditions set forth in Section 5.1 is satisfied. Subject to the fulfillment or waiver of those conditions and the other conditions set forth in Article V, the Closing of the Consolidation shall take place at the offices of Sierra's counsel in Los Angeles, California, at 10:00 a.m. (local time) on the Closing Date. Except as otherwise provided herein, all proceedings to be taken and all documents to be executed at the Closing shall be deemed to have been taken, delivered and executed simultaneously as of the Effective Time, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed.

      7.2 Expenses. Except as expressly provided in Article VI with respect to reimbursement of Expenses under certain circumstances, and except as otherwise expressly provided in this Agreement, each Party shall be responsible for its own expenses.

      7.3 Publicity. Promptly following the execution and delivery of this Agreement, TNB and Sierra shall issue a joint press release in a form mutually to be agreed upon. TNB and Sierra shall not, and shall instruct their Representatives not to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, this Agreement or the Consolidation without the consent of the other Party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, in the event that either Sierra or TNB determines, based upon the advice of counsel, that a press release, disclosure in a public filing, or other public disclosure of, or reference to, this Agreement, the Consolidation or Sierra is required by law, such Party shall first notify the other of the potential disclosure, afford the other Party a reasonable opportunity to review and comment on the proposed disclosure, and obtain the other Party's approval of such disclosure, which approval shall not be withheld or delayed in any manner that is unreasonable under the circumstances.

      7.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person or by electronic facsimile transmission (with confirmation) or on the next business day after dispatch by an overnight courier of national reputation to the respective Parties as follows:



If to Sierra, to it at:

Bank of the Sierra
86 North Main Street
Porterville, CA   93257
Attn:  James C. Holly
fax: (559) 782-4994

with a copy to:

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

Fried, Bird & Crumpacker
10100 Santa Monica Boulevard
Los Angeles, California 90067
Attention: Keith T. Holmes, Esq.
fax: (310) 282-8903

If to TNB, to it at:

Taft National Bank
523 Cascade Place
Taft, CA 93268
Attention Charles E. Smith
fax: (661) 765-4340

with copies to:

Gary Steven Findley & Associates
1470 North Hundley Street
Anaheim, CA   92806
Attn:  Gary Steven Findley, Esq.
fax:  (714) 630-7910

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

      7.5 Entire Agreement. This Agreement constitutes the entire agreement among the Parties and, supersedes all prior agreements, understandings, negotiations and discussions, both written and oral, among the Parties with respect to the subject matter hereof.

      7.6 Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements contained herein or in any instrument delivered pursuant to this Agreement shall survive the Effective Time except those covenants and agreements that by their express terms apply in whole or in part to periods after the Effective Time.

      7.7 Benefits; Binding Effect; Assignment and Designation. This Agreement shall be for the benefit of and binding upon the Parties, their respective successors and, where applicable, assigns. No Party may assign this Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other Party. Notwithstanding any assignment or delegation of any Party's rights, interests or obligations, each Party shall nonetheless remain responsible for the performance of all of its obligations provided hereunder.

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

      7.8 Waiver. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly so provided.

      7.9 No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the Parties and their respective successors and permitted assigns any rights or remedies under or by reason of this Agreement, except for the provisions of Sections 4.11.1(d) and 4.11.2.

      7.10 Severability. The invalidity of any one or more of the words, phrases, sentences, clauses, Sections or Articles contained in this Agreement shall not affect the enforceability of the remaining portions of the Agreement or any part hereof, all of which are inserted conditionally on their being valid in law. In the event any one or more of the words, phrases, sentences, clauses, sections or subsections contained in this Agreement shall be declared invalid, this Agreement shill be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, section or sections, or subsection or subsections, had not been inserted; provided, however, that if any provision is declared to be unenforceable because it is determined to be overbroad, then, to the extent possible, in lieu of deletion such provision shall be modified to the minimum extent necessary to render such provision enforceable.

      7.11 Counterparts. This Agreement may be executed in any number of counterparts and by the several Parties in separate counterparts, each of which shall be deemed to be one and the same instrument.

      7.12 Applicable Law; Consent to Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE UNITED STATES AND THE LAWS OF THE STATE OF CALIFORNIA (WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS THEREOF) AND ALL QUESTIONS CONCERNING THE VALIDITY AND CONSTRUCTION THEREOF SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS OF THE UNITED STATES AND SAID STATE. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL AND STATE COURTS SITTING IN THE STATE OF CALIFORNIA IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND HEREBY IRREVOCABLY AGREES, ON BEHALF OF ITSELF AND ON BEHALF OF SUCH PARTY'S SUCCESSORS AND PERMITTED ASSIGNS, THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION SUCH PERSON MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM.

      7.13 Waiver of Jury Trial. THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY


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

ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, THE RELATED DOCUMENTS OR THE RELATIONSHIP ESTABLISHED HEREUNDER.

     IN WITNESS WHEREOF, the Parties have each executed and delivered this Agreement as of the day and year first above written.

                              BANK OF THE SIERRA



                              By:   /s/ James C. Holly
                                    ------------------
                                    James C. Holly
                                    President and Chief Executive Officer


                              By:   /s/ Robert H. Tienken
                                    ---------------------
                                    Robert H. Tienken, Secretary


                              TAFT NATIONAL BANK



                              By:   /s/ Charles E. Smith
                                    --------------------
                                    Charles E. Smith,
                                    President and Chief Executive Officer


                              By:   /s/ Bob J. Hampton
                                    ------------------
                                    Bob J. Hampton, Secretary




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